Exhibit 10.1

EXECUTION COPY

$1,000,000,000

THREE-YEAR COMPETITIVE ADVANCE AND

REVOLVING CREDIT FACILITY

among

RAYTHEON COMPANY,

as the Borrower,

RAYTHEON UNITED KINGDOM LIMITED,

as the UK Borrower,

THE LENDERS NAMED HEREIN,

BANK OF AMERICA, N.A.,

as Syndication Agent,

CITIBANK, N.A. and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

Dated as of November 18, 2009

J.P. MORGAN SECURITIES INC. and

BANC OF AMERICA SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunners

i

ii

EXHIBITS

Exhibit A-1	Administrative Questionnaire
Exhibit A-2	Foreign Currency Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D-1	Form of Competitive Bid Request
Exhibit D-2	Form of Notice of Competitive Bid Request
Exhibit D-3	Form of Competitive Bid
Exhibit D-4	Form of Competitive Bid Accept/Reject Letter
Exhibit E-1	Form of Opinion of Jay B. Stephens
Exhibit E-2	Form of Opinion of John Reilly
Exhibit F	Form of Opinion of Bingham McCutchen LLP
Exhibit G	Form of Commitment Increase Supplement
Exhibit H	Form of New Lender Supplement
Exhibit I	Form of Parent Guarantee

SCHEDULES

Schedule 2.01	Lenders and Commitments
Schedule 4.01	Significant Subsidiaries
Schedule 4.05	Financial Statements/Material Liabilities
Schedule 4.07	Litigation
Schedule 4.12	Foreign Plans
Schedule 7.01	Existing Liens
Schedule 7.04	Existing Subsidiary Indebtedness

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THREE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY, dated as of November 18, 2009, among RAYTHEON COMPANY, a Delaware corporation (the “Borrower”), RAYTHEON UNITED KINGDOM LIMITED, a company incorporated under the laws of England and Wales with registered number 00337167 (the “UK Borrower”), the Lenders (as defined in Article I), J.P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Arrangers”), BANK OF AMERICA, N.A. (“Bank of America”), as syndication agent (in such capacity, the “Syndication Agent”), CITIBANK, N.A. and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as documentation agents (in such capacity, each a “Documentation Agent” and, collectively, the “Documentation Agents”), and JPMORGAN CHASE BANK, N.A., a New York banking corporation (“JPMorgan Chase Bank”), as administrative agent (in such capacity, the “Administrative Agent”, and, collectively with the Syndication Agent and the Documentation Agents, the “Agents”) for the Lenders.

The Borrower has requested the Lenders, and the Lenders have agreed, to extend credit in the form of Revolving Loans at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $1,000,000,000, with a portion thereof in an aggregate principal amount at any one time outstanding not in excess of $150,000,000 available to the UK Borrower. The Borrower also has requested the Lenders to provide a procedure pursuant to which the Borrower and the UK Borrower may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Borrower and the UK Borrower. The proceeds of the Loans are to be used by the Borrower for working capital and general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, the refinancing of any commercial paper issued by the Borrower or its Subsidiaries.

The Lenders are willing to extend such credit to the Borrower and the UK Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at the Alternate Base Rate in accordance with the provisions of Article II.

“Accumulated Benefit Obligation (ABO)” shall mean the actuarial present value of benefits attributed by the Foreign Plan’s benefit formula to employee service rendered prior to the valuation date based upon current and past compensation levels.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A-1 or A-2, as applicable.

“Affected Currency” shall have the meaning assigned to such term in Section 2.11.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall have the meaning assigned to such term in the preamble.

“Agents’ Fees” shall have the meaning assigned to such term in Section 2.08(c).

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Agreement” shall mean this Three-Year Competitive Advance and Revolving Credit Facility, as amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (x) the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurocurrency Rate for a Eurocurrency Loan denominated in Dollars with a one month interest period commencing on such day plus 1.0% less (y) 1.0%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.

“Applicable Margin” shall mean, (a) with respect to any Eurocurrency Loan (other than any Eurocurrency Competitive Loan), a rate per annum equal to the Credit Default Swap Spread applicable to such Eurocurrency Loan on such date, (b) with respect to any ABR Loan, a rate per annum equal to the Credit Default Swap Spread applicable to such ABR Loan on such date or (c) with respect to the Facility Fees, the applicable rate per annum set forth under the caption “Facility Fee Rate” in the Pricing Grid, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt. Notwithstanding the foregoing, the Applicable Margin for Eurocurrency Loans and ABR Loans in effect at any time shall not be less than the amount set forth under the caption “Minimum Applicable Margin” in the Pricing Grid and shall not exceed the amount set forth under the caption “Maximum Applicable Margin” in the Pricing Grid, in each case based upon the Index Debt Rating of the Borrower at such time. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Application” shall mean an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open or amend a Letter of Credit.

“Approved Fund” shall have the meaning assigned to such term in Section 10.04.

“Arrangers” shall have the meaning assigned to such term in the preamble.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Authorized Representative” shall mean any officer or other employee of the Borrower or the UK Borrower, as the case may be, designated from time to time pursuant to a certificate of the Borrower or the UK Borrower, as applicable, delivered to the Administrative Agent as a person who, acting alone (except to the extent otherwise provided in such certificate), shall be entitled to request Borrowings, or any officer or other employee of the Borrower or the UK Borrower, as applicable, designated as a person who, acting alone (except to the extent otherwise provided in such certificate), shall be entitled to request the issuance or amendment of Letters of Credit, as applicable; provided that only the person or persons designated as such from time in the Borrower’s or the UK Borrower’s, as applicable, list of certified authorized representatives delivered to the Administrative Agent pursuant hereto shall have the authority to specify or change the account designated pursuant to Sections 2.03(a)(iv) and 2.04(iv).

“Available Currency” shall mean Dollars, Euros and pounds sterling.

“Bank of America” shall have the meaning assigned to such term in the preamble.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrowing” shall mean a group of Loans of a single Type made by the Lenders (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.03) on a single date and as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower or the UK Borrower, as applicable, in accordance with the terms of Section 2.04 and substantially in the form of Exhibit C.

“Business” shall have the meaning assigned to such term in Section 4.17.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that, when used in connection with (a) a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market and (b) a Eurocurrency Loan denominated in Euro, the term “Business Day” shall also exclude any day that is not a TARGET Day.

“Calculation Date” shall mean the last Business Day of each calendar quarter.

“Capital Lease Obligations” shall mean as to any person, the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“CDS Determination Date” shall mean (a) with respect to any Eurocurrency Loan, the second Business Day prior to the borrowing of such Eurocurrency Loan and, if applicable, the last Business Day prior to the continuation of such Eurocurrency Loan, provided that, in the case of any Eurocurrency Loan having an Interest Period greater than three months, the last Business Day prior to each three-month period succeeding such initial three-month period shall also be a CDS Determination Date with respect to such Eurocurrency Loan, with the applicable Credit Default Swap Spread, as so determined, to be in effect as to such Eurocurrency Loan for each day commencing with the first day of the applicable Interest Period until subsequently re-determined in accordance with the foregoing and (b) with respect to ABR Loans, initially on the Closing Date, and thereafter on the first Business Day of each succeeding calendar quarter. For purposes of calculating the fees payable pursuant to Section 3.03, Letters of Credit will have CDS Determination Dates equivalent to ABR Loans.

A “Change in Control” shall be deemed to have occurred if (1) with respect to the Borrower, (a) any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange

Act of 1934, as amended (the “Exchange Act”) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding common stock of the Borrower, or (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time have been occupied by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated and (2) with respect to the UK Borrower, the Borrower shall cease to own and control, of record and beneficially, directly, or indirectly, 100% of each class of outstanding capital stock of the UK Borrower or its successor other than pursuant to a transaction allowed pursuant to Section 7.03(b).

“Closing Date” shall mean November 18, 2009.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commitment” shall mean the Domestic Commitments and/or the Multicurrency Commitments, as the context requires. The aggregate initial Commitments shall be $1,000,000,000.

“Competitive Bid” shall mean any Domestic Competitive Bids and/or Multicurrency Competitive Bids.

“Competitive Bid Accept/Reject Letter” shall mean a notification made by the Borrower or the UK Borrower, as applicable, pursuant to Section 2.03(d) in the form of Exhibit D-4.

“Competitive Bid Rate” shall mean, as to any Competitive Bid made by a Lender pursuant to Section 2.03(b), (i) in the case of a Eurocurrency Competitive Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

“Competitive Bid Request” shall mean a request made pursuant to Section 2.03 in the form of Exhibit D-1.

“Competitive Borrowing” shall mean a Domestic Competitive Borrowing or a Multicurrency Competitive Borrowing, as applicable.

“Competitive Loan” shall mean any Domestic Competitive Loan or Multicurrency Competitive Loan. Each Competitive Loan shall be a Eurocurrency Competitive Loan or a Fixed Rate Loan.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated October 2009, as revised, amended, modified or otherwise supplemented prior to the date hereof.

“Consolidated EBITDA” shall mean, for any period, the sum of (a) Consolidated Net Income for such period and (b) the aggregate amounts deducted in determining Consolidated Net Income in respect of (i) Consolidated Net Interest Expense for such period, (ii) income taxes, depreciation and amortization of the Borrower and its consolidated Subsidiaries for such period determined in accordance with GAAP, (iii) write-offs of goodwill as required, or as would be required in the next succeeding fiscal year of the Borrower, by Accounting Standard Codification 350, Intangibles—Goodwill and Other, and (iv) non-cash charges arising outside of the ordinary course of business minus (c) to the extent included in Consolidated Net Income for such period, non-cash income or gains arising outside of the ordinary course of business, provided, however, that any non-cash adjustment to Consolidated EBITDA referred to in clause (b)(iv) or clause (c) shall not include the portion, if any, of such adjustment that is reasonably expected to become a cash payment prior to the Maturity Date.

“Consolidated Interest Coverage Ratio” shall mean for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Net Interest Expense for such period.

“Consolidated Net Income” shall mean for any period, the consolidated net income (or deficit) of the Borrower and its consolidated Subsidiaries for such period, determined in accordance with GAAP (after deducting net income attributable to non-controlling interests).

“Consolidated Net Interest Expense” shall mean, for any period, net interest expense of the Borrower and its consolidated Subsidiaries for such period, determined in accordance with GAAP.

“Consolidated Net Tangible Assets” shall mean, as at any date of determination, the total amount of assets of the Borrower and the Subsidiaries (less applicable depreciation, amortization and other valuation reserves) at such date, after deducting therefrom (a) all current liabilities of the Borrower and the Subsidiaries at such date and (b) all goodwill, trade names, trademarks, patents, unamortized debt issuance fees and expenses and other like intangibles at such date.

“Contractual Obligations” shall mean, as to any person, any provision of any security issued by such person or of any agreement, instrument or other undertaking to which such person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Default Swap Spread” shall mean at any CDS Determination Date, the credit default swap spread applicable to a Standard North American Credit Default Swap that specifies the Borrower as the “Reference Entity” interpolated to the Maturity Date or, if the Maturity Date is less than one year from such CDS Determination Date, the credit default swap spread applicable to a Standard North American Credit Default Swap that specifies the Borrower as the “Reference Entity” with a one year maturity, in each case determined as of the close of business on the Business Day immediately preceding such CDS Determination Date, as interpolated, if applicable, and reported by Markit Group Limited or any successor thereto. If on any relevant CDS Determination Date the Credit Default Swap Spread is unavailable for a Loan, the Borrower and the Administrative Agent shall negotiate in good faith (for a period of up to thirty days after the Credit Default Swap Spread first becomes unavailable (such thirty-day period, the “Negotiation Period”)) to agree on an alternative method for establishing the Applicable Margin for such Loan. The Applicable Margin for Eurocurrency Loans and ABR Loans that have a CDS Determination Date that falls during the Negotiation Period (or for which a Credit Default Swap Spread was unavailable as provided above) shall be based upon the Credit Default Swap Spread determined as of the close of business on the Business Day immediately preceding the last CDS Determination Date applicable to such Type of Loan falling prior to the Negotiation Period. If no such alternative method is agreed upon during the Negotiation Period, the Applicable Margin for such Eurocurrency Loans and ABR Loans (and for any Loans that have a CDS Determination Date that occurs thereafter) for any day subsequent to the end of the Negotiation Period shall be a rate per annum equal to 75% of the amount set forth under the caption “Maximum Applicable Margin,” in the Pricing Grid.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s pro rata share (based on its Commitment hereunder) of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Defaulted Loan” shall have the meaning assigned to such term in the definition of “Defaulting Lender”.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of its Loans required to be funded by it hereunder (each, a “Defaulted Loan”) within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the UK Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under its credit facilities or has made a public statement to the effect that it does not intend to comply with its funding obligations under its credit facilities, (c) has otherwise failed to pay over to the Administrative Agent any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (d) (i) is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian (or the equivalent under any applicable law) appointed for it, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not become a “Defaulting Lender” solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or instrumentality thereof.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” shall mean, on any date of determination, with respect to (a) any amount in Dollars, such amount and (b) any amount in any other Available Currency, the equivalent thereof in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent (for purposes of calculating the amount of Loans to be borrowed from the respective Lender on any date or for any other purposes), the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the UK Borrower delivers a Borrowing Request or on such other date upon which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement.

“Domestic Commitment” shall mean, with respect to any Lender, the commitment of such Lender to make Domestic Revolving Loans hereunder and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Domestic Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Acceptance or New Lender Supplement, as the case may be, pursuant to which such Lender became a party hereto, as the same may be (a) reduced from time to time pursuant to Section 2.12, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 and (c) increased from time to time pursuant to Section 2.23. The aggregate initial Domestic Commitments shall be $850,000,000.

“Domestic Competitive Bid” shall mean an offer by a Lender to make a Domestic Competitive Loan pursuant to Section 2.03.

“Domestic Competitive Borrowing” shall mean a Borrowing consisting of a Domestic Competitive Loan or concurrent Domestic Competitive Loans from the Lender or Lenders whose Domestic Competitive Bids for such Borrowing have been accepted by the Borrower under the bidding procedure described in Section 2.03.

“Domestic Competitive Loan” shall mean a Loan from a Lender to the Borrower pursuant to the bidding procedure described in Section 2.03.

“Domestic Facility” shall have the meaning assigned to such term in the definition of Facility.

“Domestic Lender” shall mean each Lender that has a Domestic Commitment or that holds Domestic Revolving Loans.

“Domestic Loans” shall mean, Domestic Revolving Loans and/or Domestic Competitive Loans, as the context requires.

“Domestic Revolving Credit Borrowing” shall mean a Borrowing comprised of Domestic Revolving Loans.

“Domestic Revolving Credit Exposure” shall mean, as to any Domestic Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Domestic Revolving Loans held by such Lender then outstanding, (b) such Lender’s pro rata share (determined in accordance with such Lender’s Domestic Commitment as compared to the aggregate Domestic Commitments or, if such Domestic Commitment has expired or been terminated, in accordance with the Lender’s Domestic Commitments in effect immediately prior to such termination as compared to the Total Domestic Commitment at such time) of the L/C Obligations then outstanding and (c) such Lender’s pro rata share (determined in accordance with such Lender’s Domestic Commitment as compared to the aggregate Domestic Commitments or, if such Domestic Commitment has expired or been terminated, in accordance with the Lender’s Domestic Commitments in effect immediately prior to such termination as compared to the Total Domestic Commitment at such time) of the Swingline Loans then outstanding.

“Domestic Revolving Loans” shall mean the revolving loans made by the Domestic Lenders to the Borrower pursuant to Section 2.01. Each Domestic Revolving Loan shall be a Eurocurrency Revolving Loan or an ABR Loan.

“Environmental Laws” shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other applicable laws or regulations (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by Borrower or any ERISA Affiliate to make by its due date a required contribution to a Multiemployer Plan; (e) the incurrence by Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (g) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the receipt by the Borrower or any ERISA Affiliate of any notice that Withdrawal Liability is being imposed or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA); and (i) the occurrence of a non-exempt “prohibited transaction” with respect to which the Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975) of the Code, or with respect to which the Borrower or any such Subsidiary could otherwise be liable.

“Euro” or “€” means the single currency of participating member states in the European Union.

“Eurocurrency Base Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined on the basis of the rate for deposits in the applicable Available Currency for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the applicable Reuters screen (or any successor or substitute page or service, or any successor to or substitute for such page or service, providing rate quotations comparable to those currently provided on such page or service, as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the applicable Available Currency) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period for Dollar denominated or Euro denominated Loans and 11:00 A.M., London time, on the same Business Day, for pounds sterling denominated Loans. In the event that such rate does not appear on the applicable Reuters screen, the “Eurocurrency Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered (x) Dollar deposits or Euro deposits at or about 11:00 A.M., New York City time, two Business Days prior to, or (y) pounds sterling deposits at or about 11:00 A.M., London time, on the same Business Day as, in each case, the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Competitive Borrowing” shall mean a Borrowing comprised of Eurocurrency Competitive Loans.

“Eurocurrency Competitive Loan” shall mean any Competitive Loan bearing interest at a rate determined by reference to the Eurocurrency Rate in accordance with the provisions of Article II.

“Eurocurrency Loan” shall mean any Eurocurrency Revolving Loan or Eurocurrency Competitive Loan.

“Eurocurrency Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements” shall mean for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurocurrency Revolving Credit Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Eurocurrency Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Article VIII.

“Exchange Rate” shall mean for any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into Dollars, as set forth at 11:00 A.M., London time, on such day on the applicable Reuters currency page with respect to such currency. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London Interbank market or other market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 A.M., London time, on such day for the purchase of Dollars with such currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Existing Credit Agreement” shall mean the Five-Year Competitive Advance and Revolving Credit Facility, dated as of March 24, 2005, among the Borrower, the lenders from time to time parties thereto, Bank of America, N.A., as syndication agent, Citibank, N.A. and Credit Suisse First Boston, as documentation agents and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented or otherwise modified through the date hereof.

“Facility” shall mean each of (a) the Domestic Commitments and the extensions of credit made thereunder (the “Domestic Facility”) and (b) the Multicurrency Commitments and the extensions of credit made thereunder (the “Multicurrency Facility”).

“Facility Fee” shall have the meaning assigned to such term in Section 2.08(a).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean, collectively (a) the Fee Letter dated October 12, 2009, among the Borrower, J.P. Morgan Securities Inc., JPMorgan Chase Bank, Bank of America and Banc of America Securities LLC and (b) the Fee Letter dated October 12, 2009, between the Borrower and JPMorgan Chase Bank.

“Fees” shall mean the Facility Fees and the Agents’ Fees.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such corporation.

“Fixed Rate Borrowing” shall mean a Borrowing comprised of Fixed Rate Loans.

“Fixed Rate Loan” shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower, UK Borrower or any ERISA Affiliate.

“GAAP” shall mean generally accepted accounting principles in the United States of America applied on a consistent basis.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Indebtedness” of any person shall mean, as at any date of determination, all indebtedness (including capitalized lease obligations) of such person and its consolidated subsidiaries at such date that would be required to be included as a liability on a consolidated balance sheet (excluding the footnotes thereto) of such person prepared in accordance with GAAP applied on a basis consistent with the application used in the financial statements referred to in Section 4.05.

“Index Debt” shall mean the senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money of the Borrower.

“Index Debt Rating” shall mean as of any date, the rating that has been most recently announced by S&P and Moody’s for the Index Debt of the Borrower. For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in the lowest level; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different levels set forth in the Pricing Grid, the Applicable Margin shall be based on the higher of the two ratings unless the ratings differ by more than one level, in which case the governing rating shall be the rating next below the higher of the two; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower, the Administrative Agent and the Syndication Agent shall negotiate in good faith the terms of an amendment to this definition to reflect such changed rating system or the non-availability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and, in addition, except with respect to any ABR Loan, the date of any prepayment of such Loan or conversion of such Loan to a Loan of a different Type.

“Interest Period” shall mean (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earlier of (i) the next succeeding March 31, June 30, September 30 or December 31 and (ii) the Maturity Date and (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Loans comprising such Borrowing was extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. Notwithstanding anything to the contrary in this definition of “Interest Period”, any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“Issuing Lender” shall mean JPMorgan Chase Bank or any of its Affiliates, Bank of America or any of its Affiliates or any other Lender designated as an Issuing Lender by the Borrower with the consent of such Lender and the Administrative Agent (such consent of the Administrative Agent not to be unreasonably withheld), in each case, in its capacity as issuer of any Letter of Credit.

“JPMorgan Chase Bank” shall have the meaning assigned to such term in the preamble.

“L/C Commitment” shall mean the lesser of (i) $500,000,000 and (ii) the Total Domestic Commitments.

“L/C Fee Payment Date” shall mean the last day of each March, June, September and December and the Maturity Date.

“L/C Obligations” shall mean, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (giving effect to all increases in the stated amount thereof that can occur without the consent of the Issuing Lender) and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.05.

“L/C Participants” shall mean the collective reference to all the Domestic Lenders other than the relevant Issuing Lender.

“Lender Affiliate” shall mean (a) any Affiliate of any Lender, (b) any person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders” shall mean (a) the financial institutions listed on Schedule 2.01 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.

“Letters of Credit” shall have the meaning assigned to such term in Section 3.01(a).

“Lien” shall mean, with respect to any asset of any person, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities that constitute assets of such person, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” shall mean collectively, the Revolving Loans, the Competitive Loans and the Swingline Loans and “Loan” shall mean any of them.

“Majority Facility Lenders” shall mean, with respect to any Facility, the holders of more than 50% of the aggregate amount of the Total Domestic Commitments or the Total Multicurrency Commitments, as the case may be, outstanding under such Facility (or, at any time after all of the Commitments thereunder shall have expired or terminated, the holders of more than 50% of the Total Domestic Revolving Credit Exposure or Total Multicurrency Revolving Credit Exposure, as the case may be).

“Margin” shall mean, as to any Eurocurrency Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the Eurocurrency Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a materially adverse effect on the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole.

“Materials of Environmental Concern” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Maturity Date” shall mean the third anniversary of the Closing Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multicurrency Commitment” shall mean, with respect to any Lender, the commitment of such Lender to make Multicurrency Revolving Loans hereunder in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Multicurrency Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Acceptance or New Lender Supplement, as the case may be, pursuant to which such Lender became a party hereto, as the same may be (a) reduced from time to time pursuant to Section 2.12 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate Multicurrency Commitments shall be $150,000,000.

“Multicurrency Competitive Bid” shall mean an offer by a Lender to make a Multicurrency Competitive Loan pursuant to Section 2.03.

“Multicurrency Competitive Borrowing” shall mean a Borrowing consisting of a Multicurrency Competitive Loan or concurrent Multicurrency Competitive Loans from the Lender or Lenders whose Multicurrency Competitive Bids for such Borrowing have been accepted by the Borrower or the UK Borrower, as the case may be, under the bidding procedure described in Section 2.03.

“Multicurrency Competitive Loan” shall mean a Loan from a Lender to the Borrower or the UK Borrower, as the case may be, pursuant to the bidding procedure described in Section 2.03.

“Multicurrency Facility” shall have the meaning assigned to such term in the definition of Facility.

“Multicurrency Lender” shall mean each Lender that has a Multicurrency Commitment or that holds Multicurrency Revolving Loans.

“Multicurrency Loans” shall mean, Multicurrency Revolving Loans and/or Multicurrency Competitive Loans, as the context requires.

“Multicurrency Revolving Credit Borrowing” shall mean a Borrowing comprised of Multicurrency Revolving Loans.

“Multicurrency Revolving Credit Exposure” shall mean, as to any Multicurrency Lender at any time, an amount equal to the Dollar Equivalent of the aggregate principal amount of all Multicurrency Revolving Loans held by such Lender then outstanding.

“Multicurrency Revolving Loans” shall mean the revolving loans made by the Multicurrency Lenders to the Borrower or the UK Borrower, as the case may be, pursuant to Section 2.01. Each Multicurrency Revolving Loan shall be a Eurocurrency Revolving Loan or an ABR Loan.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” shall have the meaning given such term in Section 2.23(a).

“New Lender Supplement” shall have the meaning given such term in Section 2.23(b).

“Parent Guarantee” shall mean that certain Parent Guarantee, dated as of the date hereof, provided by the Borrower, substantially in the form of Exhibit I.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Performance Letter of Credit” shall mean any Letter of Credit issued to support contractual obligations for supply, service or construction contracts, including, but not limited to, bid, performance, advance payment, warranty, retention, availability and defects liability obligations.

“Performing Lender” means any Lender that (i) is a Defaulting Lender solely as a result of the occurrence of an event described in clause (d) of the definition of Defaulting Lender, (ii) following the event referred to in clause (i) above, continues to perform all of its obligations under this Agreement as and when due, and (iii) has not been replaced in accordance with Section 2.22(c).

“Permitted Receivables Program” shall mean any receivables securitization program pursuant to which the Borrower or any of the Subsidiaries sells accounts receivable and related receivables to any non-Affiliate in a “true sale” transaction; provided, however, that any related indebtedness incurred to finance the purchase of such accounts receivable is not includible on the balance sheet of the Borrower or any Subsidiary in accordance with GAAP and applicable regulations of the Securities and Exchange Commission.

“person” shall mean any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA, other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid” shall mean the table set forth below:

Level	Index Debt Ratings S&P/Moody’s	Minimum Applicable Margin	Maximum Applicable Margin	Facility Fee Rate

I	A+/A1 or better	1.00%	2.00%	0.20%

II	A/A2	1.00%	2.00%	0.25%

III	A-/A3	1.00%	2.00%	0.30%

IV	BBB+/Baa1	1.50%	2.50%	0.40%

V	BBB/Baa2	2.00%	3.00%	0.50%

VI	BBB-/Baa3 or below	2.50%	4.00%	0.625%

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Projected Benefit Obligation (PBO)” shall mean the actuarial present value of all benefits attributed by the Foreign Plan’s benefit formula to employee service rendered prior to the valuation date, including an assumption for future compensation levels.

“Property” shall have the meaning assigned to such term in Section 4.17.

“Qualifying Lender” shall mean a Lender (or Transferee) which is beneficially entitled to interest payable hereunder and is either (a) a bank (as defined for the purpose of section 879 of the United Kingdom Income Tax Act 2007) making an advance hereunder and is within the charge to United Kingdom corporation tax as respects any payment of interest made in respect of that advance; or (b) a Treaty Lender.

“Ratio Certificate” shall mean a certificate, signed on behalf of the Borrower by a Financial Officer of the Borrower, delivered to the Administrative Agent on the Closing Date and as may be required by Section 6.04(c), and setting forth the calculations, in reasonable detail, required to determine compliance with all covenants set forth in Sections 7.05 (a) and (b) on the Closing Date or on the last day of any fiscal quarter, as the case may be.

“Refunded Swingline Loans” shall have the meaning set forth in Section 2.06.

“Register” shall have the meaning given such term in Section 10.04(d).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the relevant Issuing Lender pursuant to Section 3.05 for amounts drawn under Letters of Credit.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” shall mean any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time and except as provided in Sections 10.8(b) and (c), the holders of more than 50% of the Commitments then in effect or, if the Commitments have been terminated, the Aggregate Revolving Credit Exposure then outstanding.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Domestic Revolving Loans or Multicurrency Revolving Loans, as applicable.

“Revolving Credit Exposure” shall mean Domestic Revolving Credit Exposure and Multicurrency Revolving Credit Exposure.

“Revolving Loans” shall mean Domestic Revolving Loans and Multicurrency Revolving Loans.

“S&P” shall mean Standard & Poor’s Ratings Service.

“Significant Subsidiary” shall mean any Subsidiary that would be a “Significant Subsidiary” at such time, as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission as in effect on the Closing Date; provided that the UK Borrower shall be deemed to be a Significant Subsidiary at all times.

“Solvent” when used with respect to any person, shall mean that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such person will, as of such date, exceed the amount of all “liabilities of such person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such person will, as of such date, be greater than the amount that will be required to pay the liability of such person on its debts as such debts become absolute and matured, (c) such person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Standard North American Credit Default Swap” shall mean a single-name credit default swap that has the substantive terms and conditions set forth in the International Swaps and Derivatives Association, Inc.’s (“ISDA”) template Confirmation for use with the Credit Derivatives Physical Settlement Matrix (version 12 – September 20, 2009, as such template may from time to time be amended, supplemented or otherwise modified by ISDA) for the Transaction Type “STANDARD NORTH AMERICAN CORPORATE”.

“Stockholders’ Equity” shall mean, as at any date of determination, the stockholders’ equity of the Borrower and its consolidated Subsidiaries as of such date, as determined in accordance with GAAP.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Substitute Rate” shall have the meaning assigned to such term in Section 2.11.

“Swingline Commitment” shall mean the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.05 in an aggregate principal amount at any one time not to exceed $50,000,000.

“Swingline Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the lender of the Swingline Loans.

“Swingline Loans” shall have the meaning assigned to such term in Section 2.05.

“Swingline Participation Amount” shall have the meaning assigned to such term in Section 2.06.

“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.

“Total Capitalization” shall mean, as at any date of determination, the sum of Total Debt at such date and Stockholders’ Equity at such date.

“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time.

“Total Debt” shall mean, at a particular date, all amounts which would be included as indebtedness (including capitalized leases) on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP.

“Total Domestic Commitments” shall mean, at any time, the aggregate amount of the Domestic Commitments then in effect.

“Total Domestic Revolving Credit Exposure” shall mean, at any time, the aggregate outstanding amount of the Domestic Revolving Credit Exposure of the Domestic Lenders at such time.

“Total Multicurrency Commitments” shall mean, at any time, the aggregate amount of the Multicurrency Commitments then in effect.

“Total Multicurrency Revolving Credit Exposure” shall mean, at any time, the aggregate outstanding amount of the Multicurrency Revolving Credit Exposure of the Multicurrency Lenders at such time.

“Transactions” shall have the meaning assigned to such term in Section 4.02.

“Treaty” means double taxation agreement with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Treaty Lender” shall mean a Lender (or Transferee) which (a) is a resident of a Treaty State for the purposes of a Treaty, (b) is fully eligible for benefits under such Treaty, and (c) does not carry on a business in the United Kingdom through a permanent establishment situated in the United Kingdom with which the participation of that Lender (or Transferee) in the Loans is effectively connected, provided that a Lender (or Transferee) shall not be a Treaty Lender unless the UK Borrower has received from Her Majesty’s Revenue & Customs authorization in writing to pay interest hereunder to such Lender (or Transferee) free from deduction or withholding for or on account of United Kingdom tax pursuant to a Treaty.

“Treaty State” means a jurisdiction having a Treaty.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurocurrency Rate and the Alternate Base Rate.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference to this Agreement shall mean this Agreement as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Article VII, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 4.05; and provided, further, that notwithstanding any other provisions contained herein all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standard Codification 825, Financial Instruments (or any other Financial Accounting Standard having a similar result or effect).

SECTION 1.03. Conversion of Available Currencies other than Dollar. (a) The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by the Borrower in any document delivered to the Administrative Agent.

(b) For purposes of determining compliance with Sections 7.01 and 7.04, with respect to any amount of Indebtedness in a currency other than Dollars, the Dollar Equivalent thereof shall be determined based on the Exchange Rate in effect at the time such Indebtedness was incurred.

(c) The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole currency units or cents to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole currency units or in whole cents, as may be necessary or appropriate in the judgment of the Administrative Agent.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. (a) Domestic Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Domestic Lender agrees, severally and not jointly, to make Domestic Revolving Loans in Dollars to the Borrower, at any time and from time to time on or after the Closing Date, and until the earlier of the Maturity Date and the termination of the Domestic Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (a) such Lender’s Domestic

Revolving Credit Exposure exceeding such Lender’s Domestic Commitment or (b) the aggregate amount of Domestic Loans and L/C Obligations then outstanding exceeding the Total Domestic Commitments. Within the limits set forth in the preceding sentence, the Borrower may borrow, pay or prepay and reborrow Domestic Revolving Loans on or after the Closing Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.

(b) Multicurrency Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Multicurrency Lender agrees, severally and not jointly, to make Multicurrency Revolving Loans in Dollars to the Borrower and in any Available Currency to the UK Borrower, at any time and from time to time on or after the Closing Date, and until the earlier of the Maturity Date and the termination of the Multicurrency Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (a) such Lender’s Multicurrency Revolving Credit Exposure exceeding such Lender’s Multicurrency Commitment or (b) the Dollar Equivalent of the aggregate amount of the Multicurrency Loans then outstanding exceeding the Total Multicurrency Commitments then in effect. Within the limits set forth in the preceding sentence, the Borrower and the UK Borrower may borrow, pay or prepay and reborrow Multicurrency Revolving Loans on or after the Closing Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.

SECTION 2.02. Loans. (a) Each (i) Domestic Revolving Loan shall be made as part of a Borrowing consisting of Domestic Revolving Loans made by the Domestic Lenders ratably in accordance with their respective Domestic Commitments; provided, however, that the failure of any Domestic Lender to make any Domestic Revolving Loan shall not in itself relieve any other Domestic Lender of its obligation to lend hereunder; (ii) Multicurrency Revolving Loan shall be made as part of a Borrowing consisting of Multicurrency Revolving Loans made by the Multicurrency Lenders ratably in accordance with their respective Multicurrency Commitments; and (iii) Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. It is understood that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender. The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000, €1,000,000 or £1,000,000, as the case may be, and not less than $10,000,000, €10,000,000 or £10,000,000, as the case may be, or (ii) equal to the remaining available balance of the Total Domestic Commitment or the Total Multicurrency Commitment, as applicable; provided that the Swingline Lender may request on behalf of the Borrower, Borrowings that are ABR Loans in other amounts pursuant to Section 2.06.

(b) Subject to Sections 2.11 and 2.16, each Domestic Competitive Borrowing or Multicurrency Competitive Borrowing shall be comprised entirely of Eurocurrency Competitive Loans or Fixed Rate Loans, and each Domestic Revolving Credit Borrowing or Multicurrency Revolving Credit Borrowing shall be comprised entirely of ABR Loans (in the case of Loans denominated in Dollars) or Eurocurrency Loans as the Borrower may request pursuant to Section 2.03 or 2.04, as applicable. Each Lender may at its option make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower or the UK Borrower, as applicable, to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that neither the Borrower nor the UK Borrower shall be entitled to request any Borrowing that, if made, would result in more than 15 Eurocurrency Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Domestic Revolving Loan or Multicurrency Revolving Loan to be made by it hereunder, as applicable, on the proposed date thereof by wire transfer of immediately available funds to such account in New York City (with respect to Dollar denominated Loans) and London (with respect to non-Dollar denominated Loans) as the Administrative Agent may designate not later than 11:00 a.m., New York City time (in the case of the Borrower and ABR Borrowings by the UK Borrower) and 11:00 a.m., London time (in the case of the UK Borrower (other than ABR Borrowings)), and the Administrative Agent shall credit the amounts so received by 12:00 (noon), New York City time (in the case of the Borrower and ABR Borrowings by the UK Borrower) and 12:00 (noon), London time (in the case of the UK Borrower (other than ABR Borrowings)), to an account with the Administrative Agent designated by the Borrower or the UK Borrower, as applicable, in the applicable Borrowing Request or Competitive Bid Request, which account must be in the name of the Borrower or the UK Borrower, as applicable, or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower or the UK Borrower, as applicable, on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent within one Business Day of demand therefor such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower or the UK Borrower, as applicable, until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower or the UK Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Domestic Revolving Loan or Multicurrency Revolving Loan, as the case may be, as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, neither the Borrower nor the UK Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Competitive Bid Procedure. (a) In order to request Competitive Bids, the Borrower (in the case of Domestic Competitive Bids or Multicurrency Competitive Bids) or the UK Borrower (in the case of Multicurrency Competitive Bids), shall deliver by hand, telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) to the Administrative Agent a Competitive Bid Request duly completed and executed by an Authorized Representative (i) in the case of a Eurocurrency Competitive Borrowing, not later than 10:30 a.m., New York City time, four Business Days before the proposed date of such Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, one Business Day before the proposed date of such Borrowing. A Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request. No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit D-1 may be rejected by the Administrative Agent and the Administrative Agent shall notify the Borrower or the UK Borrower, as the case may be, of such rejection as promptly as practicable. Each Competitive Bid Request shall refer to this Agreement and specify (i) whether the Borrowing is requested by the Borrower (as a Domestic Competitive Bid or a Multicurrency Competitive Bid) or by the UK Borrower (as a

Multicurrency Competitive Bid), (ii) whether the Borrowing being requested is to be a Eurocurrency Competitive Borrowing or a Fixed Rate Borrowing; (iii) the date of such Borrowing (which shall be a Business Day); (iv) the number and the location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (v) the aggregate principal amount of such Borrowing, which shall be a minimum of, if a Dollar denominated Borrowing, $10,000,000 or, if a non-Dollar denominated Borrowing €10,000,000 or £10,000,000 and an integral multiple of, if a Dollar denominated Borrowing, $1,000,000 or, if a non-Dollar denominated Borrowing, €1,000,000 or £1,000,000 and not greater than, if a Domestic Competitive Loan, the Total Domestic Commitment then available or, if a Multicurrency Competitive Loan, not greater than the Total Multicurrency Commitment then available; (vi) the Interest Period with respect thereto (which may not end after the Maturity Date); and (vii) with respect to Multicurrency Competitive Loans requested by the UK Borrower, the Available Currency of such Loan. Promptly after its receipt of a Competitive Bid Request that is not rejected, the Administrative Agent shall by telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) in the form set forth in Exhibit D-2 invite the relevant Lenders to bid to make Competitive Loans pursuant to the Competitive Bid Request.

(b) Each Lender may make one or more Competitive Bids to the Borrower or the UK Borrower, as applicable, responsive to a Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent by telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) in the form of Exhibit D-3, (i) in the case of a Eurocurrency Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the format of Exhibit D-3 may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall refer to this Agreement and specify (v) whether the Competitive Loans are to be made to the Borrower or the UK Borrower, (w) with respect to Multicurrency Competitive Loans requested by the UK Borrower, the Available Currency of such Competitive Loans, (x) the principal amount (which shall be a minimum of, if a Dollar denominated Borrowing, $5,000,000 or, if a non-Dollar denominated Borrowing, €5,000,000 or £5,000,000 and an integral multiple of, if a Dollar denominated Borrowing, $1,000,000 or, if a non-Dollar denominated Borrowing, €1,000,000 or £1,000,0000 and which may equal the entire principal amount of the Domestic Competitive Borrowing requested by the Borrower or the Multicurrency Competitive Borrowing requested by the Borrower or the UK Borrower, as applicable) of the Competitive Loan or Loans that the Lender is willing to make, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans and (z) the Interest Period applicable to such Loan or Loans and the last day thereof.

(c) The Administrative Agent shall promptly notify the Borrower or the UK Borrower, as applicable, by telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) of the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid shall have been made and the identity of the Lender that shall have made each bid.

(d) The Borrower and the UK Borrower may, subject only to the provisions of this paragraph (d), accept or reject any Domestic Competitive Bid and Multicurrency Domestic Bid, respectively. An Authorized Representative of the Borrower or the UK Borrower, as the case may be, shall notify the Administrative Agent by telephone, confirmed by telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject each Competitive Bid, (x) in the case of a Eurocurrency Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing and (y) in the case of a Fixed Rate

Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided, however, that (i) the failure of the Borrower or the UK Borrower, as the case may be, to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Domestic Competitive Bid made at a particular Competitive Bid Rate if the Borrower has decided to reject a Domestic Competitive Bid made at a lower Competitive Bid Rate, (iii) neither the Borrower nor the UK Borrower shall accept a Multicurrency Competitive Bid made at a particular Competitive Bid Rate if the Borrower or the UK Borrower, as applicable, has decided to reject a Multicurrency Competitive Bid made at a lower Competitive Bid Rate, (iv) the aggregate amount of the Domestic Competitive Bids accepted by the Borrower shall not exceed (but may be less than) the principal amount specified in the Competitive Bid Request, (v) the aggregate amount of the Multicurrency Competitive Bids accepted by the Borrower or the UK Borrower, as applicable, shall not exceed (but may be less than) the principal amount specified in the Competitive Bid Request, (vi) if the Borrower shall accept a Domestic Competitive Bid or Bids made at a particular Competitive Bid Rate, but the amount of such Domestic Competitive Bid or Bids would cause the total amount to be accepted by the Borrower to exceed the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such Domestic Competitive Bid or Bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Domestic Competitive Bids so accepted, which acceptance, in the case of multiple Domestic Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Domestic Competitive Bid (vii) if the Borrower or the UK Borrower, as applicable, shall accept a Multicurrency Competitive Bid or Bids made at a particular Competitive Bid Rate, but the amount of such Multicurrency Competitive Bid or Bids would cause the total amount to be accepted by the Borrower or the UK Borrower, as applicable, to exceed the amount specified in the Competitive Bid Request, then the Borrower or the UK Borrower, as applicable, shall accept a portion of such Multicurrency Competitive Bid or Bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Multicurrency Competitive Bids so accepted, which acceptance, in the case of multiple Multicurrency Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Multicurrency Competitive Bid and (viii) except pursuant to clause (vi) or (vii) above, as applicable, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of, if a Dollar denominated Competitive Loan, $5,000,000 or, if a non-Dollar denominated Competitive Loan, €5,000,000 or £5,000,000, and a greater integral multiple of, if a Dollar denominated Competitive Loan, $1,000,000 or, if a non-Dollar denominated Competitive Loan, €1,000,000 or £1,000,000; provided further, however, that if a Competitive Loan must be in an amount less than, if a Dollar denominated Competitive Loan, $5,000,000 or, if a non-Dollar denominated Competitive Loan, €5,000,000 or £5,000,000 because of the provisions of clause (vi) or (vii) above, as applicable, such Competitive Loan may be for a minimum of, if a Dollar denominated Competitive Loan, $1,000,000 and, if a non-Dollar denominated Competitive Loans, €1,000,000 or £1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Domestic Competitive Bids or Multicurrency Competitive Bids at a particular Competitive Bid Rate pursuant to clause (vi) or (vii), as applicable, the amounts shall be rounded to integral multiples of, if a Dollar denominated Competitive Loan, $1,000,000 or, if a non-Dollar denominated Multicurrency Competitive Loan, €1,000,000 or £1,000,000 in a manner determined by the Borrower or the UK Borrower, as applicable. A notice given by the Borrower or the UK Borrower, as applicable, pursuant to this paragraph (d) shall be irrevocable.

(e) The Administrative Agent shall promptly notify each bidding Lender by telecopy or other electronic transmission whether or not its Competitive Bid has been accepted (and, if so, in what amount and at what Competitive Bid Rate), and each successful bidder will thereupon become bound, upon the terms and subject to the conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower or the UK Borrower, as applicable, at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) above.

SECTION 2.04. Borrowing Procedure. In order to request a Borrowing (other than a Competitive Borrowing or a Swingline Loan, as to which this Section 2.04 shall not apply), the Borrower or the UK Borrower, as applicable, shall deliver by hand, telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurocurrency Borrowing, not later than 10:30 a.m., New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the day of a proposed Borrowing (or, in the case of an ABR Borrowing by the UK Borrower, not later than 10:00 a.m., New York time). Each Borrowing Request shall be irrevocable, signed by an Authorized Representative, and shall specify the following information: (i) whether the requested Borrowing is a Domestic Loan or a Multicurrency Loan requested by the Borrower and, if a Multicurrency Loan, the identity of the borrower; (ii) with respect to Borrowings by the Borrower, or with respect to Dollar denominated Borrowings by the UK Borrower, whether the Borrowing then being requested is to be a Eurocurrency Borrowing or an ABR Borrowing; (iii) the date of such Borrowing (which shall be a Business Day); (iv) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (v) the amount of such Borrowing; (vi) if such Borrowing is to be a Eurocurrency Borrowing, the Interest Period with respect thereto; and (vii) with respect to Borrowings by the UK Borrower, the Available Currency of such Revolving Loan; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice by the Borrower or the UK Borrower with respect to Dollar denominated Loans, then the requested Borrowing shall be an ABR Borrowing; if no election as to the Type of Borrowing is specified in any such notice by the UK Borrower with respect to non-Dollar denominated Loans, then the requested Borrowing shall be a Eurocurrency Borrowing with an Interest Period of one month’s duration. If no Interest Period with respect to any Eurocurrency Borrowing is specified in any such notice, then the Borrower, or the UK Borrower, as the case may be, shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.04 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.05. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Total Domestic Commitments at any time and from time to time on or after the Closing Date and until the earlier of the Maturity Date and the termination of the Swingline Commitment in accordance with the terms hereof by making swing line loans in Dollars (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Domestic Commitment, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loans if, after giving effect to the making of such Swingline Loans, the aggregate amount of outstanding Domestic Loans and L/C Obligations would exceed the Total Domestic Commitment. At any time and from time to time on or after the Closing Date, and until the earlier of the Maturity Date and the termination of the Swingline Commitment in accordance with the terms hereof, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earliest of (i) the Maturity Date, (ii) the termination of the Swingline Commitments in accordance with the terms hereof and (iii) the fifth (5th) Business Day after such Swingline Loan is made.

SECTION 2.06. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) In order to request a Borrowing of Swingline Loans, the Borrower shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 12:00 (noon), New York City time, on the day of the proposed Borrowing), specifying (i) the amount to be borrowed and (ii) the date of such Borrowing (which shall be a Business Day). The Swingline Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $500,000 or (ii) equal to the then remaining Swingline Commitment. The Swingline Lender shall make each Swingline Loan to be made by it hereunder on the proposed date of Borrowing thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to an account with the Administrative Agent designated by the Borrower, in the applicable Borrowing Request, or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the Swingline Lender.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 (noon), New York City time, request each Domestic Lender to make, and each Domestic Lender hereby agrees to make, a Domestic Revolving Loan, in an amount equal to such Domestic Lender’s pro rata share (based on its Domestic Commitment hereunder) of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Domestic Lender shall make the amount of such Domestic Revolving Loan available to the Administrative Agent at such account as the Administrative Agent may designate in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Domestic Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

(c) If prior to the time a Domestic Revolving Loan would have otherwise been made pursuant to Section 2.06(b), one of the events described in Article VIII(g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Domestic Revolving Loans may not be made as contemplated by Section 2.06(b), each Domestic Lender shall, on the date such Domestic Revolving Loan was to have been made pursuant to the notice referred to in Section 2.06(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Domestic Lender’s pro rata share (based on its Domestic Commitment hereunder) of the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Domestic Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Domestic Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Domestic Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Domestic Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Domestic Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Domestic Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Domestic Lender’s obligation to make the Loans referred to in Section 2.06(b) and to purchase participating interests pursuant to Section 2.06(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Domestic Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement by the Borrower, any other Loan Party or any other Domestic Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.07. Evidence of Debt; Repayment of Loans. (a) Each of the Borrower and the UK Borrower hereby agrees that the outstanding principal balance of each Domestic Revolving Loan or Multicurrency Revolving Loan made to it, as applicable, shall be payable on the Maturity Date in the currency in which such Revolving Loan was made and the outstanding principal balance of each Domestic Competitive Loan or Multicurrency Competitive Loan made to it, as applicable, shall be payable on the last day of the Interest Period applicable thereto. Each Loan shall bear interest from and including the date of such Loan on the outstanding principal balance thereof as set forth in Section 2.09. Each of the Borrower and the UK Borrower hereby agrees that, not less than 30 days prior to the Maturity Date, it shall return or cause to be returned to the relevant Issuing Lender any outstanding Letter of Credit issued for its account that has an expiry date that extends beyond the Maturity Date (other than any such Letter of Credit that has been collateralized with cash in accordance with the provisions of Section 3.01).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower and the UK Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid by such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Available Currency thereof, the Type thereof, the Interest Period applicable thereto and whether such Loan was made to the Borrower or the UK Borrower, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower or the UK Borrower, as applicable, to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or the UK Borrower, as applicable, and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower or the UK Borrower, as applicable, to repay the Loans in accordance with their terms.

(e) Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a promissory note payable to such Lender and its registered assigns, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.08. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender that is not a Performing Lender) a facility fee (a “Facility Fee”) for the period from and including the Closing Date to the later of (i) the Maturity Date and (ii) the date the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under this Agreement shall have been paid in full, computed at the Applicable Margin on the average daily amount of the Commitments (whether used or unused) or, after the Maturity Date or after the Commitments have been otherwise terminated hereunder, in the case of Domestic Lenders, the average daily amount of the Domestic Loans and L/C Obligations outstanding, of such Domestic Lender during the period for which payment is made and in the case of Multicurrency Lenders, the average daily amount of the Multicurrency Loans outstanding during the period for which payment is made, in each case, payable quarterly in arrears on the last day of each March, June, September and December and on the later of (i) the Maturity Date and (ii) the date the Domestic Commitments or the Multicurrency Commitments, as the case may be, have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under this Agreement shall have been paid in full, commencing on the first of such dates to occur after the date hereof. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) [Reserved]

(c) The Borrower agrees to pay to each of the Agents or their Affiliates, for their own account, the fees set forth in the Fee Letters at the times and in the amounts specified therein (the “Agents’ Fees”).

(d) All Fees shall be paid on the dates due, in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.09. Interest on Loans. (a) Subject to the provisions of Section 2.10, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.10, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days in the case of Loans denominated in Dollars and Euro and 365 or 366 days, as the case may be, in the case of Loans denominated in pounds sterling) at a rate per annum equal to (i) in the case of each Revolving Loan, the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time and (ii) in the case of each Competitive Loan, the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Margin offered by the Lender making such Loan and accepted by the Borrower or the UK Borrower, as applicable, pursuant to Section 2.03.

(c) Subject to the provisions of Section 2.10, each Fixed Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days in the case of Loans denominated in Dollars and Euro and 365 or 366 days, as the case may be, in the case of Loans denominated in pounds sterling) at a rate per annum equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower or the UK Borrower, as applicable, pursuant to Section 2.03.

(d) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The applicable Alternate Base Rate or Eurocurrency Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.10. Default Interest. If the Borrower or the UK Borrower, as applicable, shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Borrower or the UK Borrower, as applicable, shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.09 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate or in the case of Loans denominated in pounds sterling, and over a year of 360 days at all other times in the case of Loans denominated in Dollars and Euro) equal to (x) the sum of the Alternate Base Rate plus 2.00% with respect to past due amounts denominated in Dollars or (y) the then applicable Eurocurrency Base Rate with an Interest Period of one month’s duration plus 2.00% with respect to non-Dollar denominated Loans plus, in each case, the Applicable Margin.

SECTION 2.11. Alternate Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing the Administrative Agent shall have determined that (a) deposits in the applicable Available Currency (such Available Currency, the “Affected Currency”) in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or (b) the rates at which such deposits in such Affected Currency are being offered will not adequately and fairly reflect the cost to Lenders having Commitments representing at least 50% of the Total Commitment of making or maintaining Eurocurrency Loans during such Interest Period, or (c) reasonable means do not exist for ascertaining the Eurocurrency Rate, the Administrative Agent shall, as soon as practicable thereafter, give written, telecopy or other electronic transmission notice of such determination to the Borrower, the UK Borrower and the Lenders. In the event of any such determination (other than any such determination pursuant to clause (b) of the preceding sentence, to the extent the circumstances giving rise to such determination would also give Lenders the right to demand additional amounts pursuant to Section 2.15), until the Administrative Agent shall have advised the Borrower, the UK Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) if the Affected Currency is Dollars, (x) any request by the Borrower or the UK Borrower for a Eurocurrency Revolving Credit Borrowing pursuant to Section 2.04 shall be deemed to be a request for an ABR Borrowing and (y) any request by the Borrower or the UK Borrower for a Eurocurrency Competitive Borrowing pursuant to Section 2.03 shall be of no force and effect and shall be denied by the Administrative Agent and (ii) if the Affected Currency is Euro or pounds sterling, and unless an alternate rate is determined as set forth below, then (w) any such Multicurrency Revolving Loans in an Affected Currency requested to be made on the first day of such Interest Period shall not be made, (x) any outstanding Loans in an Affected Currency shall be due and payable on the last day of the then-current Interest Period with respect thereto, (y) until such notice has been withdrawn by the Administrative Agent, no further Loan in an Affected Currency shall be made or continued as such and (z) any request by the UK Borrower for a Eurocurrency Competitive Borrowing pursuant to Section 2.03 shall be of no force and effect and shall be denied by the Administrative Agent.

Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error. Notwithstanding the foregoing, as promptly as practicable but in no event later than three Business Days after the giving of the required notice by the Administrative Agent with respect to such circumstances, the Administrative Agent (in consultation with the Multicurrency Lenders) shall negotiate with the UK Borrower in good faith to ascertain whether a substitute interest rate (a “Substitute Rate”) may be agreed upon for the maintaining of Loans in the Affected Currency. If a Substitute Rate is agreed upon by the UK Borrower and the Majority Facility Lenders of the Multicurrency Facility, such Substitute Rate shall apply. If a Substitute Rate is not so agreed upon by the UK Borrower and the Majority Facility Lenders of the Multicurrency Facility within such time, each Lender’s Loans in the Affected Currency shall thereafter bear interest at a rate equal to the sum of (i) the rate certified by such Lender to be its costs of funds (from such sources as it may reasonably select out of those sources then available to it) for such Loans plus (ii) the Applicable Margin plus (iii) any amounts owed to such Lender pursuant to Section 2.15.

SECTION 2.12. Termination and Reduction of Commitments. (a) The Commitments shall automatically terminate on the Maturity Date.

(b) Upon at least three Business Days’ prior irrevocable written, telecopy or other written notice transmitted electronically (including in the form of a .pdf attachment) notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments under any Facility; provided, however, that (i) each partial reduction of the Commitments under any Facility shall be in an integral multiple of $1,000,000 and in a minimum amount of $10,000,000; (ii) the Total Domestic Commitments shall not be reduced to an amount that is less than the sum of the Total Domestic Revolving Credit Exposure and the aggregate outstanding principal amount of the Domestic Competitive Loans at the time and (iii) the Multicurrency Commitments shall not be reduced to an amount less than the sum of the Total Multicurrency Revolving Credit Exposure and the aggregate outstanding principal amount of the Multicurrency Competitive Loans at such time.

(c) Each reduction in the Commitments under any Facility hereunder shall be made ratably among the Lenders under such Facility in accordance with their respective Commitments under such Facility. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.13. Conversion and Continuation of Revolving Credit Borrowings. (a) The Borrower and, with respect to Dollar denominated Loans, the UK Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 10:30 a.m., New York City time, on the day of conversion, to convert any Eurocurrency Borrowing denominated in Dollars into an ABR Borrowing, (ii) not later than 10:30 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurocurrency Borrowing denominated in Dollars or to continue any Eurocurrency Borrowing as a Eurocurrency Borrowing in the same currency for an additional Interest Period, and (iii) not later than 10:30 a.m., New York City time, three Business Days prior to expiration of the Interest Period with respect to any Eurocurrency Borrowing to continue such Eurocurrency Borrowing with a permissible Interest Period and (b) with respect to non-Dollar denominated Loans, the UK Borrower shall have the right not later than 10:30 a.m., New York City time, three Business Days prior to the last day of the related Interest Period, to convert the Interest Period with respect to any Eurocurrency Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders of the related Facility in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing of such Facility;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurocurrency Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurocurrency Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.17;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing; and

(vi) any portion of a Eurocurrency Borrowing denominated in Dollars that cannot be converted into or continued as a Eurocurrency Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing.

Each notice pursuant to this Section 2.13 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower or the UK Borrower, as applicable, requests be converted or continued, (ii) whether such Borrowing is to be converted into or continued as a Eurocurrency Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted into or continued as a Eurocurrency Borrowing, the Interest Period with respect thereto (which may not end after the Maturity Date). If no Interest Period is specified in any such notice with respect to any conversion into or continuation as a Eurocurrency Borrowing, the Borrower or the UK Borrower, as applicable, shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the other Lenders of any notice given pursuant to this Section 2.13 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower or, with respect to Dollar denominated Loans, the UK Borrower shall not have given notice in accordance with this Section 2.13 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.13 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing. If, with respect to non-Dollar denominated Multicurrency Revolving Loans, the UK Borrower shall not have given notice in accordance with this Section 2.13 to continue any Borrowing into a subsequent Interest Period, such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period of one month’s duration. The Borrower shall not have the right to continue or convert the Interest Period with respect to any Competitive Borrowing pursuant to this Section 2.13.

Without limitation of this Section, no Loans denominated in one Available Currency may be converted into any other Available Currency. For the avoidance of doubt, Multicurrency Revolving Loans to the UK Borrower denominated in Dollar, Euro or pound sterling must be repaid in such currency.

SECTION 2.14. Prepayment. (a) The Borrower and the UK Borrower shall have the right at any time and from time to time to prepay any Borrowing (other than a Competitive Borrowing), in whole or in part, upon at least three Business Days’ prior written, telecopy or other written notice transmitted electronically (including in the form of a .pdf attachment) (or telephone notice promptly confirmed by written, telecopy or other written notice transmitted electronically) to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of, if a Dollar denominated Loan, $1,000,000 and not less than $10,000,000 or, if a non-Dollar denominated Loan, €1,000,000 or £1,000,000 and not less than €10,000,000 or £10,000,000. The Borrower shall not have the right to prepay any Competitive Borrowing without the prior written consent of the relevant Lender.

(b) In the event of any termination of the Domestic Commitments or the Multicurrency Commitments, the Borrower and the UK Borrower shall repay or prepay all their respective outstanding Domestic Revolving Credit Borrowings or Multicurrency Revolving Credit Borrowings, as applicable, on the date of such termination. In the event of any partial reduction of the Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower, the UK Borrower and the relevant Lenders of the applicable Revolving Credit Exposure, (ii) if either the Total Domestic Revolving Credit Exposure or the Total Multicurrency Revolving Credit Exposure would exceed the available Domestic Commitments or Multicurrency Commitments, as applicable, after giving effect to such reduction and (iii) if the Aggregate Revolving Credit Exposure would exceed the available Total Commitment after giving effect to such reduction, the Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings in an amount sufficient to eliminate such excess.

(c) Each notice of prepayment shall specify the prepayment date, the Facility and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.14 shall be subject to Section 2.17 but otherwise without premium or penalty. All prepayments of Eurocurrency Loans under this Section 2.14 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

(d) If on any Calculation Date, the Total Multicurrency Revolving Credit Exposure exceeds 105% of the Total Multicurrency Commitments, the Borrower or the UK Borrower shall, within three Business Days of notice thereof from the Administrative Agent, repay such of the outstanding Multicurrency Revolving Loans in an aggregate principal amount such that, after giving effect thereto, the Total Multicurrency Revolving Credit Exposure does not exceed the Total Multicurrency Commitments.

SECTION 2.15. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement the adoption of, or any change in, applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans, Fixed Rate Loans, Letter of Credit or Application made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Fixed Rate Loan, or issuing or participating in any Letter of Credit or Application, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower or the UK Borrower, as applicable, will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto, or under or in respect of any Letter of Credit, to a level below that which such Lender or such Lender’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower or the UK Borrower, as applicable, shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company (including the calculation thereof) as specified in paragraph (a) or (b) above shall be delivered to the Borrower or the UK Borrower, as applicable, and shall be conclusive absent manifest error. The Borrower or the UK Borrower, as applicable, shall pay to such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed. Notwithstanding any other provision of this Section, no Lender shall be entitled to demand compensation hereunder in respect of any Competitive Loan if it shall have been aware of the event or circumstance giving rise to such demand at the time it submitted the Competitive Bid pursuant to which such Loan was made.

SECTION 2.16. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the Borrower or the UK Borrower, as applicable, and to the Administrative Agent:

(i) such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurocurrency Loans), whereupon such Lender shall not submit a Competitive Bid in response to a request for a Eurocurrency Competitive Loan and any request for a Eurocurrency Borrowing (or to convert an ABR Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurocurrency Loan into an ABR Loan, as the case may be); and

(ii) such Lender may require that all outstanding Eurocurrency Loans made by it be converted to ABR Loans, in which event all such Eurocurrency Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.

(b) For purposes of this Section 2.16, a notice to the Borrower or the UK Borrower, as applicable, by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower or the UK Borrower, as applicable.

SECTION 2.17. Indemnity. The Borrower or the UK Borrower, as applicable, shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any event, other than a default by such Lender in the performance of its obligations hereunder or prepayment or conversion of any Fixed Rate Loan or Eurocurrency Loan pursuant to Section 2.16, that results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Fixed Rate Loan or Eurocurrency Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurocurrency Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurocurrency Loan, in each case prior to the end of the Interest Period in effect therefor or (iii) any Fixed Rate Loan or Eurocurrency Loan to be made by such Lender (including any Eurocurrency Loan to be made pursuant to a conversion or continuation under Section 2.13) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this sentence being called a “Breakage Event”); provided that the Borrower shall not be obligated to indemnify a Defaulting Lender that is not a Performing Lender for any such loss or expense (incurred while such Lender was a Defaulting Lender) related to the prepayment or assignment of any Eurocurrency Loans owed to such Defaulting Lender. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurocurrency Loan or Fixed Rate Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.17 shall be delivered to the Borrower or the UK Borrower, as applicable, and shall be conclusive absent manifest error.

SECTION 2.18. Pro Rata Treatment. (a) Except as provided in the two succeeding sentences with respect to Competitive Borrowings and as required under Section 2.16 or 2.23, each Borrowing under any Facility, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Facility Fees, each reduction of the Commitments and each continuation or conversion of any Borrowing to a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Domestic Commitments and/or Multicurrency Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans); provided that the Borrower shall not be obligated to pay any portion of the Facility Fees in respect of such Lender’s undrawn commitment or any portion of the fees with respect to such Lender’s undrawn but outstanding obligations in respect of Letters of Credit payable pursuant to Section 3.03 owed to a Lender with respect to any period during which such Lender became a Defaulting Lender, unless in either case such Lender remains a Performing Lender during such period. Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Domestic Competitive Loans or Multicurrency Competitive Loans, as applicable, comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Domestic Competitive Loans or Multicurrency Competitive Loans, as applicable, comprising such Borrowing. For purposes of determining the available Domestic Commitments or Multicurrency Commitments of the Domestic Lenders and the Multicurrency Lenders, as applicable, at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Domestic Commitments or Multicurrency Commitments of the Lenders, as applicable (including those Lenders that shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

(b) Notwithstanding anything contained herein to the contrary, to the extent permitted by applicable law, until such time as the Default Excess with respect to a Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Domestic Revolving Loans and Multicurrency Revolving Loans shall be applied to such Loans of other Domestic Lenders and/or Multicurrency Lenders, as applicable, as if such Defaulting Lender had no Loans outstanding and the Revolving Credit Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Domestic Revolving Loans and/or Multicurrency Revolving Loans shall be applied to such Loans of other Domestic Lenders and Multicurrency Lenders, as applicable, (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrower or the UK Borrower, as the case may be, shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b).

SECTION 2.19. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or the UK Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Revolving Loan or Loans as a result of which the unpaid principal portion of its Revolving Loans shall be proportionately less than the unpaid principal portion of the Revolving Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Loans of such other Lender, so that the aggregate unpaid principal amount of the Revolving Loans and participations in Revolving Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Loans then outstanding as the principal amount of its

Revolving Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Revolving Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Each of the Borrower and the UK Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Revolving Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower or the UK Borrower, as applicable, to such Lender by reason thereof as fully as if such Lender had made a Revolving Loan directly to the Borrower or the UK Borrower, in the amount of such participation.

SECTION 2.20. Payments. (a) The Borrower or the UK Borrower, as the case may be, shall make each payment (including principal of or interest on any Borrowing, any Fees or other amounts) hereunder not later than 12:00 (noon), New York City time, on the date when due (provided, that with respect to amounts other than principal of or interest on any Borrowing, any Facility Fees or any fees in respect of Letters of Credit, such amounts shall be paid promptly and in any event within five Business Days of the date when due) in immediately available funds in the Available Currency in which such Borrowing was denominated without defense, setoff or counterclaim except to the extent provided in Section 2.18 with respect to Facility Fees or fees in respect of Letters of Credit owed to a Defaulting Lender. Each such payment shall be made to the Administrative Agent at its offices at 1111 Fannin Street, Houston, New Texas or 125 London Wall, London EC2Y 5AJ United Kingdom.

(b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.21. Taxes. (a) Any and all payments by the Borrower or the UK Borrower hereunder shall be made, in accordance with Section 2.20, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on the net income, profit or gains of the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity a “Transferee”)) and (ii) franchise taxes imposed on the net income of the Administrative Agent or any Lender (or Transferee), in each case by the jurisdiction under the laws of which the Administrative Agent or such Lender (or Transferee) is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called “Taxes”), unless such withholdings or deductions are required by applicable law. If the Borrower or the UK Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Administrative Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.21) the Administrative Agent or such Lender (or Transferee), as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the UK Borrower shall make such deductions and (iii) the Borrower or the UK Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each of the Borrower and the UK Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c) Each of the Borrower and the UK Borrower will indemnify the Administrative Agent and each Lender (or Transferee) for the full amount of Taxes and Other Taxes paid by the Administrative Agent or such Lender (or Transferee), as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Administrative Agent or a Lender (or Transferee), or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Administrative Agent or any Lender (or Transferee), as the case may be, makes written demand therefor.

(d) If the Administrative Agent or a Lender (or Transferee) receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower, the UK Borrower or with respect to which the Borrower or the UK Borrower has paid additional amounts pursuant to this Section 2.21, it shall within 30 days from the date of such receipt pay over such refund to the Borrower or the UK Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the UK Borrower under this Section 2.21 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or Transferee) and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower or the UK Borrower, upon the request of the Administrative Agent or such Lender (or Transferee), shall repay the amount paid over to the Borrower or the UK Borrower (plus penalties, interest or other charges) to the Administrative Agent or such Lender (or Transferee) in the event the Administrative Agent or such Lender (or Transferee) is required to repay such refund to such Governmental Authority.

(e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower or the UK Borrower, as applicable, to the relevant Governmental Authority, the Borrower or the UK Borrower, as applicable, will deliver to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.21 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(g) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender”) shall deliver to each of the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8BEN, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Non-U.S. Lender Lending Office”). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.21(g), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.21(g) that such Non-U.S. Lender is not legally able to deliver.

(h) Neither the Borrower nor the UK Borrower shall be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed under applicable laws and regulations on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Non-U.S. Lender Lending Office, the date such Non-U.S. Lender designated such New Non-U.S. Lender Lending Office with respect to a Loan; provided, however, that this paragraph (h) shall not apply (x) to any Transferee or New Non-U.S. Lender Lending Office that becomes a Transferee or New Non-U.S. Lender Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower or the UK Borrower and (y) to the extent the indemnity payment or additional amounts any Transferee, or any Lender (or Transferee), acting through a New Non-U.S. Lender Lending Office, would be entitled to receive (without regard to this paragraph (h)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Non-U.S. Lender Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (g) above.

(i) Neither the Borrower nor the UK Borrower shall be required to indemnify any Lender (or Transferee) or to pay any additional amounts to any Lender (or Transferee) pursuant to paragraph (a) or (c) above in respect of any withholding taxes imposed in or by the United Kingdom to the extent that the obligation to indemnify or to pay such additional amounts would not have arisen if such Lender (or Transferee) had been a Qualifying Lender at the time of the payment by the UK Borrower subject to this Section 2.21, provided, however, that this paragraph (i) shall not apply (x) to any Transferee or a Lender that changes its applicable lending office by designating a different lending office (a “New Lending Office”) that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower or the UK Borrower, (y) to the extent the indemnity payment or additional amounts any Transferee, or any Lender (or Transferee), acting through a New Lending Office, would be entitled to receive (without regard to this paragraph (i) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (z) to the extent that the relevant Lender is not or has ceased to be a Qualifying Lender by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority, or the Lender is not or has ceased to be a Qualifying Lender by reason of any act or omission of the Borrower or UK Borrower.

(j) Nothing contained in this Section 2.21 shall require any Lender (or any Transferee) or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

SECTION 2.22. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.15, (ii) any Lender delivers a notice described in Section 2.16 or (iii) the Borrower or the UK Borrower, if applicable, is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.21, the Borrower or the UK Borrower, if applicable, may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower or the UK Borrower, if applicable, shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (z) the Borrower or the UK Borrower, if applicable, or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.15 and Section 2.17); provided, further, that if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.15 or notice under Section 2.16 or the amounts paid pursuant to Section 2.21, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.16, or cease to result in amounts being payable under Section 2.21, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.15 in respect of such circumstances or event or shall withdraw its notice under Section 2.16 or shall waive its right to further payments under Section 2.21 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.

(b) If (i) any Lender shall request compensation under Section 2.15, (ii) any Lender delivers a notice described in Section 2.16 or (iii) the Borrower or the UK Borrower, if applicable, is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.21, then, such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or the UK Borrower, if applicable, or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.16 or would reduce amounts payable pursuant to Section 2.21, as the case may be, in the future. The Borrower hereby agrees (or to cause the UK Borrower) to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing, assignment, delegation and transfer.

(c) The Borrower shall be permitted to replace any Defaulting Lender with a replacement financial institution; provided that (i) such replacement does not conflict with any requirement of law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, in immediately available funds, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the UK Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 2.23. Commitment Increases.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may request from time to time that the Total Commitment be increased by increasing the aggregate Domestic Commitment under the Domestic Facility; provided that the aggregate amount of all such increases shall not exceed $500,000,000. The Borrower may (I) request one or more of the Domestic Lenders to increase the amount of its Domestic Commitment (which request shall be in writing and sent to the Administrative Agent to forward to such Lender or Lenders) and/or (II) with the consent of the Administrative Agent and each Issuing Lender (which consents of the Administrative Agent and each Issuing Lender shall not be unreasonably withheld or delayed), arrange for one or more banks or financial institutions not a party hereto (a “New Lender”) to become parties to and Domestic Lenders under this Agreement. In no event may any Lender’s Domestic Commitment be increased without the prior written consent of such Lender. The failure of any Lender to respond to the Borrower’s request for an increase shall be deemed a rejection by such Lender of the Borrower’s request. The Total Commitment may not be increased if, at the time of any proposed increase hereunder, a Default or Event of Default has occurred and is continuing. Upon any request by the Borrower to increase the Total Commitment, the Borrower shall be deemed to have represented and warranted on and as of the date of such request that no Default or Event of Default has occurred and is continuing.

(b) If any Lender is willing, in its sole and absolute discretion, to increase the amount of its Domestic Commitment hereunder (such a Lender hereinafter referred to as an “Increasing Lender”), it shall enter into a written agreement to that effect with the Borrower and the Administrative Agent, substantially in the form of Exhibit G (a “Commitment Increase Supplement”), which agreement shall specify, among other things, the amount of the increased Domestic Commitment of such Increasing Lender. Upon the effectiveness of such Increasing Lender’s increase in Domestic Commitment, Schedule 2.01 shall, without further action, be deemed to have been amended appropriately to reflect the increased Domestic Commitment. Any New Lender which is willing to become a party hereto and a Domestic Lender hereunder (and which arrangement to become a party hereto and a Domestic Lender hereunder has been consented to by the Administrative Agent and each Issuing Lender pursuant to Section 2.23(a)) shall enter into a written agreement with the Borrower and the Administrative Agent, substantially in the form of Exhibit H (a “New Lender Supplement”), which agreement shall specify, among other things, its Domestic Commitment hereunder. When such New Lender becomes a Domestic Lender hereunder as set forth in the New Lender Supplement, Schedule 2.01 shall, without further action, be deemed to have been amended as appropriate to reflect the Commitment of such New Lender. Upon the execution by the Administrative Agent, the Borrower and such New Lender of such New Lender Supplement, such New Lender shall become and be deemed a party hereto and a “Lender” hereunder for all purposes hereof and shall enjoy all rights and assume all obligations on the part of the Domestic Lenders set forth in this Agreement, and its Domestic Commitment shall be the amount specified in its New Lender Supplement.

(c) In no event shall an increase in a Lender’s Domestic Commitment or the Domestic Commitment of a New Lender become effective until the Administrative Agent shall have received favorable written opinions of counsel for the Borrower, addressed to the Lenders, covering such matters as are customary for transactions of this type as may be reasonably requested by the Administrative Agent, which opinions shall be substantially the same, to the extent appropriate, as the opinions rendered by counsel to the Borrower on the Closing Date. In no event shall an increase in a Lender’s Domestic Commitment or the Domestic Commitment of a New Lender which results in the Total Commitment exceeding the amount which is authorized at such time in resolutions previously delivered to the Administrative Agent become effective until the Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing the borrowings contemplated pursuant to such increase, certified by the Secretary or an Assistant Secretary of the Borrower. Upon the effectiveness of the increase in a Lender’s Domestic Commitment or the Domestic Commitment of a New Lender pursuant to the preceding sentence and execution by an Increasing Lender of a Commitment Increase Supplement or by a New Lender of a New Lender Supplement, the Borrower shall make such borrowings from such Increasing Lender or Additional Lender, and/or shall make such prepayment of outstanding Domestic Revolving Loans, as shall be required to cause the aggregate outstanding principal amount of Domestic Revolving Loans owing to each Domestic Lender (including each such Increasing Lender and New Lender) to be proportional to such Lender’s share of the Total Domestic Commitments after giving effect to any increase thereof. Any such prepayments of Eurocurrency Loans shall be subject to Section 2.17. Any such borrowings, if based on the Eurocurrency Rate, shall have amounts allocated to Interest Periods that end on dates that coincide with the end of Interest Periods then applicable to outstanding Eurocurrency Loans (notwithstanding the definition of “Interest Period”) so as to cause the amount of Eurocurrency Loans to be continued or converted pursuant to Section 2.13 on the last day of each such Interest Period to be pro rata for all Lenders.

SECTION 2.24. Borrowing Notices; Etc. Notwithstanding anything contained herein to the contrary, all notices to the Borrower or the UK Borrower with respect to any Borrowings or similar administrative or operational notices shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) at Waltham Woods, 870 Winter Street, Waltham, Massachusetts 02451-1449, Attention of Linda Hope, fax: 781-522-5832, email: linda_m_hope@raytheon.com; with copies to: Nathalie Alves, fax: 781-522-5832, email: nathalie_alves@raytheon.com and Stephen J. Iglowski, fax: 781-522-5832, email: stephen_j_iglowski@raytheon.com.

ARTICLE III

LETTERS OF CREDIT

SECTION 3.01. L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Domestic Lenders set forth in Section 3.04(a), agrees to issue letters of credit (together with the letters of credit described in Section 3.09, “Letters of Credit”) for the account of the Borrower or the UK Borrower on any Business Day until the date that is five Business Days prior to the Maturity Date in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to (and no Issuing Lender shall knowingly) issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the outstanding Domestic Loans and L/C Obligations would exceed the Total Domestic Commitments or (iii) the Domestic Revolving Credit Exposure of any Lender would exceed such Lender’s Domestic Commitment hereunder. If the relevant Issuing Lender issues a Letter of Credit at a time when such issuance is prohibited by the immediately preceding sentence, no Lender shall have any obligation to participate in such Letter of Credit. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $5,000,000 (unless otherwise agreed by the relevant Issuing Lender) and (iii) expire no later than the date that is five Business Days prior to the Maturity Date. Any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (iii) immediately above except as provided in the following sentence). A Letter of Credit originally issued with a one-year expiry date that occurs on or prior to the latest date specified in clause

(iii) of the preceding sentence may provide for a one-year renewal period that expires beyond such date if (x) the relevant Issuing Lender shall have consented thereto and (y) cash collateral shall have been provided in an amount satisfactory to such Issuing Lender (and in any event not less than the undrawn portion thereof) to cash collateralize such Letter of Credit at least 91 days prior to the Maturity Date or, if such cash collateral is for any reason not so provided, such Letter of Credit shall have been returned to the Issuing Lender and cancelled not later than 30 days prior to the Maturity Date. The failure to return any such Letter of Credit that has not been cash collateralized as required by the preceding sentence on or prior to such 30th day shall be deemed to be an Event of Default hereunder. If such cash collateral is not so provided the relevant Issuing Lender shall use reasonable efforts (to the extent permitted by the “evergreen” provisions in the related Letter of Credit) to send a non-renewal notice of the expiry date of any such Letter of Credit that has a renewal date falling after such 91st day (provided that the failure to do so shall not affect the obligations of the L/C Participants in respect of such Letter of Credit pursuant to Section 3.04). Any Letter of Credit that is cash collateralized as provided in this Section 3.01 shall cease to be a “Letter of Credit” outstanding hereunder effective on the date of termination of this Agreement and the payment in full of all outstanding obligations (other than such cash collateralized Letters of Credit) and, accordingly, the rights and obligations of Domestic Lenders in respect thereof (including pursuant to Section 3.04) shall terminate.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any organizational documents of the relevant Issuing Lender or any law or regulation applicable to such Issuing Lender.

SECTION 3.02. Procedure for Issuance or Amendment of Letter of Credit. An Authorized Representative may from time to time request on behalf of the Borrower or the UK Borrower, as the case may be, that an Issuing Lender issue or amend a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue or amend any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower or the UK Borrower, as applicable, promptly following the issuance or amendment thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance, amendment, renewal or extension of each Letter of Credit (including the amount thereof).

SECTION 3.03. Fees and Other Charges. (a) The Borrower will pay a fee (i) on the undrawn and unexpired amount of all outstanding Performance Letters of Credit and import (documentary) Letters of Credit at a per annum rate equal to 75% of the Applicable Margin then in effect with respect to Eurocurrency Loans (other than Eurocurrency Competitive Loans) under the Domestic Facility and (ii) on the undrawn and unexpired amount of all other outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect for with respect to Eurocurrency Loans (other than Eurocurrency Competitive Loans) under the Domestic Facility, in each case, shared ratably among the Domestic Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date in the case of Letters of Credit issued on or after the Closing Date, or after the Closing Date, in the case of Letters of Credit referred to in Section 3.09. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee at the rate per annum set forth in the applicable Fee Letter or as separately agreed to between the Borrower and the relevant Issuing Lender on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date in the case of Letters of Credit issued on or after the Closing, or after the Closing Date, in the case of Letters of Credit referred to in Section 3.09.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.04. L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s pro rata share (based on its Domestic Commitment hereunder) in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by each Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower or the UK Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, upon demand by the Issuing Bank or the Administrative Agent, an amount equal to such L/C Participant’s pro rata share (based on its Domestic Commitment hereunder or, if the Domestic Commitment of such L/C Participant has been terminated in accordance with Section VIII, such L/C Participant’s Domestic Commitment immediately preceding such termination or with respect to any Letter of Credit outstanding on the Maturity Date such L/C Participant’s Domestic Commitment on the Maturity Date) of the amount of such draft, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is not paid on the date such payment is due, but is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.04(a) is not paid to an Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Domestic Facility. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share (based on its Domestic Commitment hereunder) of such payment in accordance with Section 3.04(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower, the UK Borrower or otherwise, including proceeds of any collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share (based on its Domestic Commitment hereunder) thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

SECTION 3.05. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender on the Business Day next succeeding the Business Day on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the relevant Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds, without set-off, counterclaim or other deduction. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 2.09(a) and (ii) thereafter, Section 2.10.

SECTION 3.06. Obligations Absolute. (a) The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances including without limitation the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), (to the extent permitted by applicable law) the Issuing Lender or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (provided that the relevant Issuing Lender has acted substantially in accordance with the terms of such Letter of Credit); or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, in each case, in the absence of gross negligence or willful misconduct of the relevant Issuing Lender;

(iv) any payment in good faith by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply (but materially complies) with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy, insolvency, receivership or similar law, in each case, in the absence of gross negligence or willful misconduct of the relevant Issuing Lender; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower, in each case, in the absence of gross negligence or willful misconduct of the relevant Issuing Lender.

(b) No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found to have resulted from the gross negligence or willful misconduct of the relevant Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of any Issuing Lender to the Borrower.

SECTION 3.07. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower or the UK Borrower, as applicable, of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower or the UK Borrower, as the case may be, in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity in all material respects with such Letter of Credit.

SECTION 3.08. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.09. Existing Letters of Credit. Effective as of the Closing Date, each letter of credit that is issued and outstanding under the Existing Credit Agreement and that is issued by a bank that is an Issuing Bank hereunder will be deemed, without further action on the part of any party, to be a letter of credit outstanding under this Agreement, including without limitation, for purposes of Section 3.04.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and to issue, continue or participate in the Letters of Credit, the Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

SECTION 4.01. Organization; Powers. The Borrower and each of the Significant Subsidiaries (a) is a corporation, limited company or limited liability company duly organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization, incorporation or formation, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business in, and is in good standing in (to the extent applicable), every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and the UK Borrower has the corporate or limited company power, as the case may be, and authority to execute, deliver and perform its respective obligations under this Agreement and, with respect to the Borrower, the Parent Guarantee, and to borrow hereunder. Schedule 4.01 sets forth each Significant Subsidiary of the Borrower in existence on the Closing Date.

SECTION 4.02. Authorization. The execution, delivery and performance by each of the Borrower and the UK Borrower of this Agreement, the issuance of Letters of Credit, the borrowings hereunder and, with respect to the Borrower, the guarantee provided pursuant to the Parent Guarantee (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate or limited company, as the case may be, and, if required, stockholder or shareholder action, as the case may be, and (b) will not (i) violate (A) any applicable provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Significant Subsidiary, (B) any order of any Governmental Authority or (C) any material provision of any material indenture, agreement or other instrument to which the Borrower or any Significant Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in material conflict with, result in a material breach of or constitute (alone or with notice or lapse of time or both) a material default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such material indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Significant Subsidiary.

SECTION 4.03. Enforceability. This Agreement has been duly executed and delivered by each of the Borrower and the UK Borrower and constitutes a legal, valid and binding obligation of the Borrower and the UK Borrower enforceable against the Borrower and the UK Borrower in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and by general principles of equity. The Parent Guarantee has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.

SECTION 4.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except those which have been made or obtained.

SECTION 4.05. Financial Statements. The Borrower has heretofore furnished to the Lenders the consolidated balance sheet, statement of income and statement of cash flows of the Borrower and its Subsidiaries as of and for the fiscal year ended December 31, 2008, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly the financial condition and results of operations of the Borrower and its Subsidiaries as of such date and for such period and were prepared in accordance with GAAP applied on a consistent basis (except as disclosed therein). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). Such financial statements and the notes thereto, and Schedule 4.05, when taken together, disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof.

SECTION 4.06. No Material Adverse Change. On and as of the Closing Date, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2008.

SECTION 4.07. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 4.07, on and as of the Closing Date there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower or the UK Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve this Agreement or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority (including any of the foregoing relating to the environment), where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.08. Federal Reserve Regulations. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X. Margin Stocks do not constitute 25% or more of the fair market value of the assets of the Borrower and the Subsidiaries subject to the restrictions of Section 7.01.

SECTION 4.09. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company”, or a company “controlled” by an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 4.10. Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal and all material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable by it on such returns and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiaries, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.

SECTION 4.11. No Material Misstatements. Neither (a) the portions of the Confidential Information Memorandum prepared or furnished by the Borrower nor (b) any other information, report, financial statement, exhibit or schedule furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or included herein or delivered pursuant hereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 4.12. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefits on an ERISA current liability basis under all Plans (based on those assumptions used to fund each such Plan) did not, as of January 1, 2009, the last certified annual valuation date before the Closing Date, exceed the fair market value of the assets of all Plans by more than $2,800,000,000 as of such date, and the present value of all benefits on an ERISA current liability basis of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last certified annual valuation dates applicable thereto before the Closing Date, exceed by more than $2,900,000,000 the fair market value of the assets of all such underfunded Plans as of such dates. Attached hereto as Schedule 4.12 is a list of all Foreign Plans, illustrating the Projected Benefit Obligations, Accumulated Benefit Obligations and assets as of December 31, 2008 for the Foreign Plans as reported under US GAAP annual pension accounting requirements.

SECTION 4.13. No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any of its Contractual Obligations in any respect that has had or would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 4.14. Ownership of Property; Liens; Insurance. The Borrower and each of its Significant Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.01. The Borrower and each of its Subsidiaries maintains with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, provided that nothing in this Section 4.14 shall preclude the Borrower or any Subsidiary from being self-insured (to the extent deemed prudent by the Borrower or such Subsidiary and customary with companies in the same or similar business).

SECTION 4.15. Intellectual Property. The Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use all Intellectual Property necessary for the conduct of its business as currently conducted, except where the failure of the Borrower and its Subsidiaries to have any such rights has had or would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no material claim that would reasonably be expected to have a Material Adverse Effect if adversely decided, has been asserted and is currently active and pending by any person (i) alleging that the business of the Borrower or its Subsidiaries as currently conducted infringes the Intellectual Property rights of a third party or (ii) challenging or questioning the use of any Intellectual Property of the Borrower or its Subsidiaries or the validity or effectiveness of any Intellectual Property of the Borrower or its Subsidiaries. Except for such activities as may be subject to authorization and consent pursuant to 28 U.S.C. Section 1498 or substantially equivalent law or regulation, to the Borrower’s knowledge, the operation of the businesses of the Borrower and its Subsidiaries as currently conducted do not infringe any valid and enforceable Intellectual Property rights of any third party where a finding of such infringement would reasonably be expected to have a Material Adverse Effect.

SECTION 4.16. Labor Matters. Except as, in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law or regulation dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary, as applicable.

SECTION 4.17. Environmental Matters. Except as, in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by the Borrower or any Subsidiary (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) neither the Borrower nor any Subsidiary has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any Subsidiary (the “Business”), nor does any Responsible Officer of the Borrower have actual knowledge or a reasonable basis to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Responsible Officer of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) neither the Borrower nor any Subsidiary has assumed any liability of any other person under Environmental Laws.

SECTION 4.18. Solvency. The Borrower is and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

SECTION 4.19. Subsidiary. As of the Closing Date, the UK Borrower is a wholly owned subsidiary of the Borrower.

ARTICLE V

CONDITIONS OF EFFECTIVENESS AND LENDING

The obligations of the Lenders to make extensions of credit (including the initial extension of credit) hereunder are subject to the satisfaction of the following conditions:

SECTION 5.01. All Borrowings. On the date of each extension of credit (other than, in the case of paragraph (b) below, a Borrowing that does not increase the aggregate principal amount of Loans outstanding of any Lender):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 or 2.04, as applicable, or issuance of a Letter of Credit as required by Article III, as the case may be.

(b) The applicable representations and warranties set forth in Article IV shall be true and correct in all material respects on and as of the date of such Borrowing or issuance of a Letter of Credit, as the case may be, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after such Borrowing or issuance of a Letter of Credit, as the case may be, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing by the Borrower or the UK Borrower and issuance of a Letter of Credit on behalf of the Borrower shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the matters specified in paragraphs (b) (except as aforesaid) and (c) of this Section 5.01.

SECTION 5.02. Effectiveness. On the date of effectiveness (which may or may not be the date of the initial extension of credit):

(a) Credit Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each person listed on Schedule 2.01 and (ii) the Parent Guarantee executed by the Borrower.

(b) Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the Lenders and the Agents, the favorable written opinions of (i) Jay B. Stephens, Senior Vice President, General Counsel and Secretary of the Borrower, (ii) John Reilly, Director and Company Secretary of the UK Borrower and Director of Legal Affairs of Raytheon Systems Limited, and (iii) Bingham McCutchen LLP, special counsel for the Borrower with respect to the laws of the States of Delaware and New York, substantially to the effect set forth in Exhibits E-1, E-2 and F, respectively, each (A) dated the date of the initial Borrowing, (B) addressed to the Administrative Agent, the Lenders and the Agents, and (C) covering such other matters relating to this Agreement and the transactions contemplated hereby as the Administrative Agent may reasonably request, and the Borrower hereby requests such counsel deliver such opinions.

(c) Legal Matters. All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder shall be reasonably satisfactory to the Lenders and to Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent.

(d) Closing Certificates. The Administrative Agent shall have received (i) a copy of the certificate of incorporation, including all amendments thereto, of the Borrower, certified by the relevant authority of the jurisdiction of organization, and a certificate as to the good standing of the Borrower as of a recent date, from such relevant authority; (ii) a copy of the memorandum and articles of association, including all amendments thereto, of the UK Borrower; (iii) a certificate of the Secretary or Assistant Secretary of each of the Borrower and the UK Borrower, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or similar organizational document of the Borrower or the UK Borrower, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower or the UK Borrower, as applicable, authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) in the case of the Borrower, that the certificate of incorporation of the Borrower has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, (D) in the case of the UK Borrower, that the memorandum and articles of association have not been amended since the date of the last amendment attached to such certificate, and (E) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Borrower or the UK Borrower, as applicable; and (iv) a certificate of another officer of the Borrower or the UK Borrower, as applicable, as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (iii) above.

(e) Financial Officer’s Certificate. The Administrative Agent shall have received (i) a certificate, dated the date of the initial Borrowing and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 5.01 and (ii) a Ratio Certificate, setting forth the calculations, in reasonable detail, required to determine compliance with all covenants set forth in Sections 7.05(a) and (b) on the Closing Date.

(f) Fees and Expenses. The Administrative Agent and the other Agents and their Affiliates shall have received all Fees and other amounts due and payable pursuant to the terms hereof on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g) Termination of Existing Credit Agreement. On or before the Closing Date, the Administrative Agent shall have received satisfactory evidence that the Borrower has paid the Loans (as defined under the Existing Credit Agreement), liabilities and other obligations under the Existing Credit Agreement in full (other than the letters of credit referred to in Section 3.09) and has terminated the Commitments (as defined under the Existing Credit Agreement) thereunder.

(h) Representations and Warranties. The applicable representations and warranties set forth in Article IV shall be true and correct in all material respects on and as of the date of effectiveness, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(i) No Event of Default. On the Closing Date and after giving effect to this Agreement, no Event of Default or Default shall have occurred and be continuing.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and any Letter of Credit remains outstanding (except to the extent cash collateral shall have been provided in an amount satisfactory to such Issuing Lender to cash collateralize such Letters of Credit) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under this Agreement shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

SECTION 6.01. Existence; Businesses and Properties. In the case of the Borrower and the Significant Subsidiaries:

(a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, except as otherwise expressly permitted under Section 7.03;

(b) comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain, preserve and protect all property material to the conduct of its business; and

(c) comply with all Contractual Obligations except to the extent that failure to comply therewith, in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; and maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, provided that nothing in this Section 6.02 shall preclude the Borrower or any Subsidiary from being self-insured (to the extent deemed prudent by the Borrower or such Subsidiary and customary with companies in the same or similar business).

SECTION 6.03. Payment of Obligations; Taxes. (a) Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (which, with respect to payment obligations, shall be any obligation of $100,000,000 or greater) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside; and

(b) Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof unless and to the extent the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.

SECTION 6.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year, a consolidated balance sheet, statement of income and statement of cash flows showing the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of and for the fiscal year then ended, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, as the case may be, on a consolidated basis in accordance with GAAP; provided, that documents required to be delivered under this clause (a) which are made available on the internet via EDGAR, or any successor system of the Securities and Exchange Commission shall be deemed delivered;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet, statement of income and statement of cash flows showing the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of and for the fiscal quarter then ended and the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower, as the case may be, on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments; provided, that documents required to be delivered under this clause (b) which are made available on the internet via EDGAR, or any successor system of the Securities and Exchange Commission shall be deemed delivered;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, (i) a Ratio Certificate and (ii) a certificate of a Financial Officer of the Borrower certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(d) promptly, after their becoming available, copies of all financial statements, stockholders reports and proxy statements that the Borrower shall have sent to its stockholders generally, and copies of all registration statements filed by the Borrower under the Securities Act of 1933, as amended (other than registration statements on Form S-8 or any registration statement filed in connection with a dividend reinvestment plan), and regular and periodic reports, if any, which the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency or agencies substituted therefor) under Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, or with any national securities exchange (other than those on Form 11-K or any successor form); provided, that documents required to be delivered under this clause (d) which are made available on the internet via EDGAR, or any successor system of the Securities and Exchange Commission shall be deemed delivered; and

(e) promptly, from time to time, such other information regarding the Borrower or any Significant Subsidiary (including the operations, business affairs and financial condition of the Borrower or any Significant Subsidiary), or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 6.05. Litigation and Other Notices. Promptly upon any Responsible Officer of the Borrower or the UK Borrower obtaining knowledge of any of the following, furnish to the Administrative Agent and each Lender written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower, the UK Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or materially impair the Borrower’s or the UK Borrower’s ability to perform its obligations under this Agreement;

(c) any change in the ratings by S&P or Moody’s of the Index Debt; and

(d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 6.06. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code; (b) furnish to the Administrative Agent and each Lender as soon as possible after, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows that, any ERISA Event has occurred that, alone or together with any other ERISA Event known to have occurred, could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $100,000,000 in any year, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto; and (c) furnish to the Administrative Agent and each Lender within a reasonable period of time following receipt thereof, copies of any documents involving a material change in liability described in Sections 101(k) or 101(l) of ERISA that Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan.

SECTION 6.07. Maintaining Records; Access to Properties and Inspections. Maintain financial records in accordance with GAAP and, upon reasonable notice, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any Significant Subsidiary during normal business hours and to discuss the affairs, finances and condition of the Borrower or any Significant Subsidiary with the officers thereof and independent accountants therefor.

SECTION 6.08. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in the preamble to this Agreement.

SECTION 6.09. Environmental Laws. Except as, in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect:

(a) Comply in all material respects with, and undertake all reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply as required in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and any Letter of Credit remains outstanding (except to the extent cash collateral shall have been provided in an amount satisfactory to such Issuing Lender to cash collateralize such Letters of Credit) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under this Agreement have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Subsidiaries to:

SECTION 7.01. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower or any of its Subsidiaries existing on the date hereof provided that, in the case of the Borrower, any such Lien securing Indebtedness for borrowed money in excess of $15,000,000 shall be set forth in Schedule 7.01; and provided further that all Liens permitted by this paragraph (a) shall secure only those obligations which they secure on the date hereof;

(b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary;

(c) Liens for taxes not yet past due or which are being contested in compliance with Section 6.03;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 6.03;

(e) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than capital leases), statutory obligations, surety and appeal bonds, advance payment bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(h) Liens upon any property acquired, constructed or improved by the Borrower or any Subsidiary which are created or incurred within 360 days of such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, including carrying costs (but no other amounts), provided that any such Lien shall not apply to any other property of the Borrower or any Subsidiary;

(i) Liens on the property or assets of any Subsidiary in favor of the Borrower;

(j) extensions, renewals and replacements of Liens referred to in paragraphs (a) through (i) of this Section 7.01, provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced;

(k) any Lien of the type described in clause (c) of the definition of the term “Lien” on securities imposed pursuant to an agreement entered into for the sale or disposition of such securities pending the closing of such sale or disposition; provided that such sale or disposition is otherwise permitted hereunder;

(l) Liens arising in connection with any Permitted Receivables Program (to the extent the sale by the Borrower or the applicable Subsidiary of its accounts receivable is deemed to give rise to a Lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof); and

(m) Liens to secure Indebtedness if, immediately after the grant thereof, the aggregate amount of all Indebtedness secured by Liens that would not be permitted but for this clause (m), when aggregated with the amount of Indebtedness permitted by Section 7.04(h), does not exceed the greater of (i) $750,000,000 or (ii) 15% of Consolidated Net Tangible Assets as shown on the most recent consolidated balance sheet delivered pursuant to Section 4.05 or 6.04(a) or (b), as the case may be.

SECTION 7.02. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease back such property; provided, however, that the Borrower and the Subsidiaries may enter into any such transaction to the extent the Lien on any such property (if such transaction were treated as the incurrence of secured Indebtedness) would be permitted by Section 7.01(m).

SECTION 7.03. Mergers, Consolidations and Sales of Assets. (a) In the case of the Borrower, merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of, or permit the sale, transfer, lease or other disposition of (in one transaction or in a series of transactions) all or substantially all of its assets, or agree to do any of the foregoing; provided, however, that any person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation if no Event of Default or Default shall have occurred and be continuing or would occur immediately after giving effect thereto.

(b) In the case of the UK Borrower, merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of, or permit the sale, transfer, lease or other disposition of (in one transaction or in a series of transactions) all or substantially all of its assets, or agree to do any of the foregoing except in connection with a transaction with the Borrower or a Subsidiary; provided, however, that (i) any person may merge into or consolidate with the UK Borrower in a transaction in which the UK Borrower is the surviving corporation if no Event of Default or Default shall have occurred and be continuing or would occur immediately after giving effect thereto and (ii) the UK Borrower may merge into or consolidate with the Borrower, a Subsidiary or a newly formed wholly owned Subsidiary of an existing Subsidiary; provided, that if the surviving corporation is not the Borrower or the UK Borrower, such surviving corporation shall sign a joinder to this Agreement.

SECTION 7.04. Subsidiary Indebtedness. Permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 7.04 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(b) Indebtedness issued to the Borrower or any other Subsidiary;

(c) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

(d) Indebtedness of any person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such person becomes a Subsidiary and is not created in contemplation of or in connection with such person becoming a Subsidiary;

(e) Indebtedness as an account party in respect of trade letters of credit;

(f) Indebtedness arising in connection with any Permitted Receivables Program (to the extent the sale by the applicable Subsidiary of its accounts receivable is deemed to be Indebtedness of such Subsidiary);

(g) performance, advance payment, warranty and bid guarantees and other similar guarantees of payment (other than in respect of Indebtedness for borrowed money) made by a Subsidiary in the ordinary course of business; and

(h) other Indebtedness in an aggregate principal amount, when aggregated with the amount of all Indebtedness secured by Liens permitted by Section 7.01(m), not exceeding the greater of (i) $750,000,000 or (ii) 15% of Consolidated Net Tangible Assets as shown on the most recent consolidated balance sheet delivered pursuant to Section 4.05 or 6.04(a) or (b), as the case may be.

SECTION 7.05. Financial Covenants. (a) Debt to Capitalization. Permit Total Debt to exceed 50% of Total Capitalization at any time.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than 3.0 to 1.0.

ARTICLE VIII

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with this Agreement or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to this Agreement, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or Reimbursement Obligation or any Fee or any other amount (other than an amount referred to in (b) above) due under this Agreement, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days following notice thereof;

(d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 6.01(a), 6.05(a) or 6.08 or in Article VII;

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in this Agreement (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) the Borrower or any Significant Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (excluding guarantees, which are covered by clause (ii) below) in a principal amount in excess of $100,000,000, when and as the same shall become due and payable, or (ii) fail to make any payment under any guarantee, if the aggregate amount of the guaranteed obligations is in excess of $100,000,000, except to the extent the Borrower or such Subsidiary is contesting in good faith the requirement to make such payment, or (iii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (iii) is to cause such Indebtedness to become due prior to its stated maturity;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of the Borrower or a Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or a Significant Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Significant Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not adequately covered by insurance as to which the insurance company has acknowledged coverage in writing) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

(j) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events that have occurred could reasonably be expected to result in a Material Adverse Effect;

(k) the Parent Guarantee shall cease, for any reason, to be in full force and effect or the Borrower shall so assert; or

(l) there shall have occurred a Change in Control;

then, (A) and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower and the UK Borrower accrued hereunder (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the UK Borrower, anything contained herein to the contrary notwithstanding; and (B) in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower and the UK Borrower hereunder. After all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder shall have been paid in full, if, at any time the amount of such cash collateral account exceeds the then undrawn and unexpired amount of the Letters of Credit, such excess amount shall be returned to the Borrower (or such other person as may be lawfully entitled thereto).

ARTICLE IX

THE ADMINISTRATIVE AGENT

In order to expedite the transactions contemplated by this Agreement, JPMorgan Chase Bank is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent.

Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or the UK Borrower of any of the terms, conditions, covenants or agreements contained in this Agreement. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders (or, when expressly required hereunder, all the Lenders) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender, the Borrower or the UK Borrower of any of their respective obligations hereunder or in connection herewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders, the Borrower and the UK Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

With respect to the Loans made by it hereunder and with respect to any Letter of Credit issued or participated in by it, JPMorgan Chase Bank in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees, that shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any action taken or omitted by it or any of them under this Agreement, to the extent the same shall not have been reimbursed by the Borrower, provided that no Lender shall be liable to the Administrative Agent or any such other indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder. Each Lender further acknowledges that (i) the Syndication Agent and the Documentation Agents have no duties or obligations as such under this Agreement and (ii) with respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Syndication Agent and each Documentation Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include the Syndication Agent and each Documentation Agent in its individual capacity.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. Unless otherwise specified herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or other writing transmitted electronically (including in the form of a ..pdf attachment), as follows:

(a) if to the Borrower, at Waltham Woods, 870 Winter Street, Waltham, Massachusetts 02451-1449, Attention of Jay B. Stephens, Senior Vice President, General Counsel and Secretary (Telecopy No. 781-522-6471; Email: jay_b_stephens@raytheon.com); with a copy to Richard A. Goglia, Vice President—Treasurer (Telecopy No. 781-522-5831; Email: richard_a_goglia@raytheon.com) at the same address;

(b) (i) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, Houston, Texas, Attention of Omar Jones (Telecopy No. 713-750-2938; Phone No. 713-750-7912; Email omar.e.jones@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., at 270 Park Avenue, New York, New York 10017, Attention of Anthony White (Telecopy No. 212-270-3279; Email: anthony.w.white@jpmorgan.com); and

(ii) if to the non-Dollar Administrative Agent to J.P. Morgan Europe Limited, 125 London Wall, London, EC2Y 5AJ United Kingdom, attention of The Manager Loan & Agency Services, (fax no. + 44 (0) 207 777 2360), with a copy to Attention of Anthony White (Telecopy No. 212-270-3279; Email: anthony.w.white@jpmorgan.com); and

(c) if to a Lender, to it at its address (or telecopy number or email address) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other writing transmitted electronically (including in the form of a .pdf attachment) or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.

SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.15, 2.17, 2.21 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or any Lender.

SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

SECTION 10.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) unless an Event of Default shall have occurred and be continuing or except in the case of an assignment to a Lender, a Lender Affiliate or an Approved Fund, the Borrower (and the UK Borrower, in respect of an assignment of any Multicurrency Commitment) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) unless a Competitive Loan is being assigned to a Lender, a Lender Affiliate or an Approved Fund, the Administrative Agent must give its prior written consent (which consent shall not be unreasonably withheld), (iii) unless a Competitive Loan is being assigned, the Issuing Lender and the Swingline Lender must give its prior written consent (which consent shall not be unreasonably withheld) and (iv) unless the Borrower and the Administrative Agent shall otherwise agree to a lower dollar amount, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or the entire remaining amount of the assigning Lender’s Commitment), (v) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 from an assignee (except as provided in Section 2.22(c)(v)) and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17, 2.21 and 10.05, as well as to any Fees accrued for its account and not yet paid). Any assignment by a Lender of rights and/or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and/or obligations, as the case may be, in accordance with paragraph (f) of this Section 10.04. For the purposes of this Section 10.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) a Lender Affiliate or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Revolving Loans and Competitive Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 4.05 or delivered pursuant to Section 6.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the

Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, and such entries in the Register shall be conclusive absent manifest error. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Borrower. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.17 and 2.21 (and shall have the duty to mitigate under Section 2.22) to the same extent as if they were Lenders (provided that unless such participation was consented to by the Borrower, each participating bank or other entity shall only be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.17 and 2.21 to the same extent as its participating Lender) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or increasing or extending the Commitments).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, “Company Private”, “Raytheon Private” or “Proprietary”, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 10.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank without the consent of the Borrower or the Administrative Agent to secure extensions of credit by such Federal Reserve Bank to such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.

(i) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01 or 2.03(e), provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender (and, if such Loan is a Competitive Loan, shall be deemed to utilize the Commitments of all the Lenders) to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the related Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04 or in Section 10.16, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

(k) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”), provided that no Participant Register shall be kept in the United Kingdom. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

SECTION 10.05. Expenses; Indemnity. (a) The Borrower agrees (i) to pay all reasonable out-of-pocket expenses incurred by the Agents and the Arrangers in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof (whether or not the transactions hereby or thereby contemplated shall be consummated), including the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Agents and (ii) to pay all out-of-pocket expenses incurred by any Agent, either Arranger or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or in connection with the Loans made hereunder, including the fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Agents, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for any Agent or any Lender. The Borrower shall not be obligated to reimburse out-of-pocket legal expenses pursuant to the preceding sentence for more than one law firm for the Agents incurred in connection with the preparation of this Agreement or in connection with any particular amendment, modification or waiver of the provisions hereof.

(b) The Borrower agrees to indemnify each Agent, each Arranger and each Lender, each Affiliate of any of the foregoing persons and each of their respective directors, officers, employees, advisors and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee.

(c) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of any Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any affiliate, branch or agency thereof to or for the credit or the account of the Borrower and the UK Borrower against any of and all the obligations of the Borrower or the UK Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.07. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower or the UK Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or the UK Borrower in any case shall entitle the Borrower or the UK Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the UK Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or the payment of any Facility Fee, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, or extend the maturity date of any Letter of Credit to a date after the Maturity Date, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease the Facility Fees of any Lender without the prior written consent of such Lender, (iii) effect any amendment, modification or waiver that by its terms adversely affects the rights in respect of payment of Lenders under the Domestic Facility differently from Lenders under the Multicurrency Facility (or vice versa) without the written consent of the Majority Facility Lenders under the applicable Facility, (iv) amend or modify the provisions of Section 2.18, the provisions of Section 10.04(i), the provisions of this Section or the definition of the term “Required Lenders”, without the prior written consent of each Lender or (v) terminate or release the Borrower from its obligations under the Parent Guarantee without the consent of each Lender adversely affected thereby; provided further that no such agreement shall (A) amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, (B) amend, modify or otherwise affect the rights or duties of any Issuing Lender hereunder without the prior written consent of such Issuing Lender or (C) amend, modify or otherwise affect the rights or duties of the Swingline Lender hereunder without the prior written consent of the Swingline Lender. Notwithstanding the foregoing, but subject to clause (iii) above, this Agreement or any provision hereof may be waived, amended or modified pursuant to an agreement or agreements in writing entered into by the Borrower, the UK Borrower and the applicable Majority Facility Lenders to the extent any such waiver, amendment or modification solely affects the Domestic Facility or the Multicurrency Facility, as the case may be, or each Lender under the applicable Facility adversely affected thereby in the case of any agreement that would otherwise require the consent of all Lenders or each adversely affected Lender.

(c) Notwithstanding Section 10.08(b), the Commitments of any Defaulting Lender that is not a Performing Lender shall be disregarded for all purposes of any determination of whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.08(b)), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; and provided further that the Commitment of a Defaulting Lender may not be increased without the consent of such Defaulting Lender.

SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.10. Entire Agreement. This Agreement and the Fee Letters constitute the entire contract among the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission (including in the form of a .pdf attachment) shall be effective as delivery of a manually signed counterpart of this Agreement.

SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15. Jurisdiction; Consent to Service of Process. (a) Each of the Borrower and the UK Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower, the UK Borrower or their properties in the courts of any jurisdiction.

(b) Each of the Borrower and the UK Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) The Administrative Agent, each Lender, the Borrower and the UK Borrower hereby irrevocably and unconditionally waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

SECTION 10.16. Confidentiality. The Administrative Agent and each of the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, any Lender or any Lender Affiliate shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such Information, (b) to the extent requested by any regulatory authority or examining authority, (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (d) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder, (e) to the extent permitted by Section 10.04(g), or (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Agreement or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or the UK Borrower. For the purposes of this Section, “Information” shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent or any Lender based on any of the foregoing) that are received from the Borrower or any Subsidiary and related to the Borrower, any Subsidiary or any employee, customer or supplier of the Borrower or the UK Borrower, other than any of the foregoing that were available to the Administrative Agent or any Lender on a non-confidential basis prior to its disclosure thereto by the Borrower or the UK Borrower, and which are in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential, “Company Private” or “Proprietary”. The provisions of this Section 10.16 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.

SECTION 10.17. Waiver and Consent of the Existing Credit Agreement. Each Lender which is a Lender (as defined under the Existing Credit Agreement) under the Existing Credit Agreement hereby (i) waives the requirement of Sections 2.10 and 2.12 of the Existing Credit Agreement that termination of Commitments (as defined under the Existing Credit Agreement) and prepayments of Loans (as defined under the Existing Credit Agreement), respectively, may only be made upon at least three Business Days’ prior irrevocable written notice and (ii) consents to the Borrower prepaying the Loans (as defined under the Existing Credit Agreement) and terminating the Commitments (as defined under the Existing Credit Agreement) under the Existing Credit Agreement on the date of effectiveness of this Agreement.

SECTION 10.18. USA PATRIOT ACT. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the UK Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 10.19. Defaulting Lenders. Notwithstanding anything to the contrary contained herein, the rights and remedies against a Defaulting Lender hereunder are in addition to other rights and remedies which the Borrower or the UK Borrower, as the case may be, may have against such Defaulting Lender with respect to such Defaulting Lender’s failure to fund any portion of its Loans required to be funded by it hereunder, and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any such failure.

SECTION 10.20. Judgment. The obligations of the Borrower or the UK Borrower in respect of this Agreement due to any party hereto shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such party is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency such party may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due under such judgment to such party in the original currency, the Borrower or UK Borrower, as the case may be, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to any party to this Agreement, such party agrees to remit to the Borrower or the UK Borrower, as the case may be, such excess. The provisions of this Section 10.20 shall survive the termination of this Agreement and payment of the obligations of the Borrower and the UK Borrower under this Agreement.

[Remainder of page left blank intentionally; Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RAYTHEON COMPANY, as the Borrower

By:	/s/ Richard A. Goglia
	Name:	Richard A. Goglia
	Title:	Vice President—Treasurer

RAYTHEON UNITED KINGDOM LIMITED, as the UK Borrower

By:	/s/ Richard A. Goglia
	Name:	Richard A. Goglia
	Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent

By:	/s/ Anthony W. White
	Name:	Anthony W. White
	Title:	Vice President

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:	/s/ Kenneth J. Beck
	Name:	Kenneth J. Beck
	Title:	SVP

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

CITIBANK, N.A., as Documentation Agent and as a Lender

By:	/s/ Brian Reed
	Name:	Brian Reed
	Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Documentation Agent and as a Lender

By:	/s/ Karl M. Struder
	Name:	Karl M. Struder
	Title:	Director

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

The Bank of Tokyo-Mitsubishi UFJ, Ltd

By:	/s/ Maria Iarriccio
	Name:	Maria Iarriccio
	Title:	Authorized Signatory

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

MORGAN STANLEY BANK, N.A.

By:	/s/ James E. Bonetti
	Name:	James E. Bonetti
	Title:	Authorized Signatory

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

Wells Fargo Bank, N.A.

By:	/s/ Donald Schwartz
	Name:	Donald Schwartz
	Title:	Senior Vice President

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

Societe Generale

By:	/s/ Milissa A. Goeden
	Name:	MILISSA A. GOEDEN
	Title:	DIRECTOR

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

BNP Paribas

By:	/s/ Richard Pace
	Name:	RICHARD PACE
	Title:	Managing Director

By:	/s/ Nanette Baudon
	Name:	NANETTE BAUDON
	Title:	Vice President

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

UBS Loan Finance LLC

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Marie Haddad
	Name:	Marie Haddad
	Title:	Associate Director

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ L. Peter Yetman
	Name:	L. Peter Yetman
	Title:	Senior Vice President

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

CALYON NEW YORK BRANCH

By:	/s/ Michael Madnick
	Name:	Michael Madnick
	Title:	Managing Director

By:	/s/ Yuri Muzichenko
	Name:	Yuri Muzichenko
	Title:	Director

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

The Bank of New York Mellon

By:	/s/ Kenneth P. Sneider, Jr.
	Name:	Kenneth P. Sneider, Jr.
	Title:	Vice President

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

Australia and New Zealand Banking Group Limited

By:	/s/ John W. Wade
	Name:	John W. Wade
	Title:	Deputy General Manager
Head of Operations and Infrastructure

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

SCOTIABANC INC.,

By:	/s/ J.F. Todd
	Name:	J.F. Todd
	Title:	Managing Director

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

Lloyds TSB Bank plc

By:	/s/ Windsor Davies
	Name:	Windsor Davies
	Title:	Managing Director

Lloyds TSB Bank plc

By:	/s/ Deborah Carlson
	Name:	Deborah Carlson
	Title:	Senior Vice President

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

By:	/s/ Robert S. Taylor Jr.
	Name:	Robert S. Taylor Jr.
	Title:	Senior Vice President

By:	/s/ Sandy Bau
	Name:	Sandy Bau
	Title:	Assistant Treasurer

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

Intesa Sanpaolo S.p.A.

By:	/s/ Luca Sacchi
	Name:	Luca Sacchi
	Title:	VP

By:	/s/ Robert Wurster
	Name:	Robert Wurster
	Title:	SVP

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

Sumitomo Mitsui Banking Corporation

By:	/s/ William M. Ginn
	Name:	William M. Ginn
	Title:	Executive Officer

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

Credit Industriel et Commercial

By:	/s/ Albert M. Calo
	Name:	Albert M. Calo
	Title:	Vice President

By:	/s/ Eric Longuet
	Name:	Eric Longuet
	Title:	Vice President

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

Sovereign Bank

By:	/s/ Jorge Schwarz
	Name:	Jorge Schwarz
	Title:	Senior Vice President

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

U.S. Bank N.A.

By:	/s/ Michael P. Dickman
	Name:	Michael P. Dickman
	Title:	Vice President U.S. Bank, N.A.

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

Abu Dhabi International Bank Inc.

By:	/s/ David J. Young
	Name:	David J. Young
	Title:	Vice President

By:	/s/ Pamela M. Sigda
	Name:	Pamela M. Sigda
	Title:	Senior Vice President

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

Riyad Bank, Houston Agency

By:	/s/ Paul N. Travis
	Name:	Paul N. Travis
	Title:	Vice President & Head of Corporate Finance

By:	/s/ Richard P. Zimpfer II
	Name:	Richard P. Zimpfer II
	Title:	Vice President & Controller

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT

The Northern Trust Company

By:	/s/ Tamara M. Dowd
	Name:	Tamara M. Dowd
	Title:	Vice President

SIGNATURE PAGE – RAYTHEON THREE-YEAR CREDIT AGREEMENT